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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
WHIRLPOOL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WHIRLPOOL CORPORATION

Administrative Center
2000 N. M-63
Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2006 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 18, 2006 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of five directors and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool's 2005 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also mailed with this booklet an annual report that includes summary financial and other important information.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG
Chairman of the Board
and Chief Executive Officer March 24, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

 The 2006 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 18, 2006, at 8:00 a.m., Chicago time, for the following purposes:

    1.
    to elect five persons to the Company's Board of Directors; and

    2.
    to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for at least ten days prior to April 18, 2006 at Computershare Trust Company N.A., 2 North LaSalle Street, Chicago, Illinois 60602.

By Order of the Board of Directors

ROBERT T. KENAGY
 Associate General Counsel and
Corporate Secretary

March 24, 2006

PROXY STATEMENT

INFORMATION ABOUT WHIRLPOOL CORPORATION

 Whirlpool Corporation is a leading global manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in more than 170 countries under brand names such as Whirlpool, KitchenAid, Roper, Estate, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also a principal supplier to Sears of many major appliances marketed by Sears under the Kenmore brand name. We have approximately 66,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 N. M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

 Our 2006 annual meeting of stockholders will be held on Tuesday, April 18, 2006, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this Proxy Statement

 We are sending the proxy materials because Whirlpool's Board of Directors is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on March 3, 2006, the record date, are entitled to vote at the meeting. As of March 3, 2006, there were 68,085,117 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 24, 2006.

Information about Voting

 If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting in one of two ways.

1.    By Proxy—If you sign and return the accompanying proxy form, your shares will be voted as you direct on the proxy form. If you do not give any direction on the proxy card, the shares will be voted FOR the nominees named for director. You may revoke your proxy at any time before it is exercised (i) by providing a written revocation to Whirlpool's Corporate Secretary, Robert T. Kenagy, (ii) by providing a proxy with a later date, or (iii) by voting in person at the meeting.

2.    In Person—You may come to the annual meeting and cast your vote there.

Stockholders whose shares of common stock are held in "street name" must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Whirlpool's Board of Directors has adopted a policy requiring all stockholder votes to be kept permanently confidential except (i) when disclosure is required by law, (ii) when a stockholder expressly consents to disclosure, or (iii) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

The five directors to be elected at the annual meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. This means that the five nominees with the most votes will be elected. Votes may be cast for or withheld from each nominee, but a withheld vote or a broker non-vote will have no effect on the outcome of the election. For a stockholder to nominate an individual for director at the 2007 annual meeting, the stockholder must follow the procedures outlined below under the caption "Stockholder Proposals and Director Nominations for 2007 Meeting." Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders in the Company's proxy statement for the 2007 annual meeting by following the procedures outlined below under the caption "Director Nominations to be Considered by the Board."

The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve any other matter that may properly come before the meeting. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote will be treated as not being entitled to vote on the matter and, therefore, will not be counted for purposes of determining whether the proposal has been approved.

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

 We currently have 13 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board of Directors each year. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a Term to Expire in 2009

GARY T. DICAMILLO, 55, President and Chief Executive Officer of American Crystal, Inc. (professional staffing services). Director of the Company since 1997 and director of 3Com Corporation, Pella Corporation, and The Sheridan Group, Inc.

KATHLEEN J. HEMPEL, 55, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper mills; retired 1997). Director of the Company since 1994 and director of Actuant Corporation and Oshkosh Truck Corporation.

ARNOLD G. LANGBO, 68, former Chairman of the Board and Chief Executive Officer of Kellogg Company (grain mill products; retired 2000). Director of the Company since 1994 and director of Johnson & Johnson and Weyerhaeuser Company.

DAVID L. SWIFT, 47, President, Whirlpool North America. Director of the Company since 2006.

MICHAEL A. TODMAN, 48, President, Whirlpool International. Director of the Company since 2006.

Directors Whose Terms Expire in 2008

HERMAN CAIN, 60, Chief Executive Officer and President of T.H.E. New Voice, Inc. (leadership consulting). Director of the Company from 1992 to 2003 (when he left the Board to make a bid for political office) and since 2005, and director of AGCO Corporation, Aquila, Inc., and The Reader's Digest Association, Inc.

JEFF M. FETTIG, 49, Chairman of the Board and Chief Executive Officer of the Company. Director of the Company since 1999 and director of The Dow Chemical Company.

MILES L. MARSH, 58, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (paper mills). Director of the Company since 1990 and director of GATX Corporation.

PAUL G. STERN, 67, Partner, Arlington Capital Partners, L.L.P. and Thayer Capital Partners, L.L.P. (private investment companies), and Chairman of Claris Capital Partners (private investment banking). Director of the Company since 1990 and director of The Dow Chemical Company and ManTech International Corporation.

Directors Whose Terms Expire in 2007

ALLAN D. GILMOUR, 71, former Vice Chairman of Ford Motor Company (cars and trucks, related parts and accessories, and financial services). Director of the Company since 1990 and director of DTE Energy Company.

MICHAEL F. JOHNSTON, 58, Chairman of the Board and Chief Executive Officer of Visteon Corporation (motor vehicle parts and accessories). Director of the Company since 2003 and director of Flowserve Corporation.

JANICE D. STONEY, 65, former Executive Vice President, US WEST Communications Group, Inc. (telephone communications; retired 1992). Director of the Company since 1987 (except for part of 1994 during a bid for political office) and director of Williams Companies Inc.

MICHAEL D. WHITE, 54, Chairman of the Board and Chief Executive Officer of PepsiCo International (beverages and snack foods). Director of the Company since 2004.

The directors have served their respective companies indicated above in various executive or administrative positions for at least the past five years, except for Messrs. DiCamillo, Swift, and Gilmour. From 1995 to 2002, Mr. DiCamillo was Chairman of the Board and Chief Executive Officer of Polaroid Corporation (photographic equipment and supplies), which filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 2001. Prior to joining the Company in October 2001, Mr. Swift held various executive or administrative positions with the Eastman Kodak Company (photographic equipment and supplies) for 20 years, the most recent being President, Kodak Professional Group. Mr. Gilmour returned to Ford Motor Company from 2002 to 2005 after retiring from Ford in 1995.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

 Number of Meetings.    The Board held 16 meetings during 2005. During 2005, each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

 Attendance at Annual Meetings.    All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2005 annual meeting of stockholders, all of the directors nominated for election (Messrs. Cain, Fettig, Marsh, and White and Dr. Stern) attended the annual meeting. In addition, all other directors, as well as Messrs. Swift and Todman, attended the 2005 annual meeting of stockholders.

 Director Independence.    The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Ten of the Company's 13 directors are nonemployee directors (all except Messrs. Fettig, Swift, and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange ("NYSE") listing standards), information provided by the directors and the Company did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.

Executive Sessions of Nonemployee Directors and Communications Between Stockholders and the Board. The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; assist the Human Resources Committee with the annual evaluation of the Chairman and CEO's performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and perform such other functions as the independent directors may designate from time to time. Mr. Gilmour currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corp., 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

 Corporate Governance Guidelines for Operation of the Board of Directors.    The Company is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees is described in more detail below under the caption "Director Nominations to be Considered by the Board."

 Audit Committee.    The Audit Committee (Mr. Gilmour (Chair), Mr. DiCamillo, Mr. Langbo, Ms. Stoney, and Mr. White) provides independent and objective oversight of the Company's accounting functions and internal controls and monitors the objectivity of the Company's financial statements. The Committee assists Board oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm. In performing these functions, the Committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," to monitor the adequacy of financial disclosure; to retain and terminate the Company's independent registered public accounting firm and exercise the Committee's sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and to review annual reports from the independent registered public accounting firm regarding its internal quality control procedures. The Committee's charter, which was last amended by the Board on April 19, 2005, appears as Exhibit A to this proxy statement.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. Gilmour satisfies the "audit committee financial expert" criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules. The Audit Committee held eleven meetings in 2005.

 Human Resources Committee.    The Human Resources Committee (Mr. Langbo (Chair), Mr. Cain, Mr. Marsh, Dr. Stern, and Ms. Stoney) assures the adequacy of the compensation and benefits of the officers and top management of the Company and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. The Human Resources Committee held three meetings in 2005.

 Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee (Mr. DiCamillo (Chair), Ms. Hempel, Mr. Johnston, Mr. Marsh, and Mr. White) provides oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending to the Board director nominees for the next annual meeting of shareholders, and recommending to the Board a set of corporate governance principles applicable to the Company. The Committee also provides recommendations to the Board in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms. The Committee has retained a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. On an annual basis, the Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. The Corporate Governance and Nominating Committee held three meetings in 2005.

 Code of Ethics.    All of the Company's directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by the Company's long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that the Company's business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company's business. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Company's website within four business days following the date of any such amendment or waiver.

 Available Information.    The Company's current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Company's website at www.whirlpoolcorp.com; click on the "Governance" tab. Stockholders may also request a free copy of these documents from: Larry Venturelli, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692; (269) 923-4678.

COMPENSATION OF DIRECTORS

 In 2005, directors who were not employees of the Company were paid (i) $60,000 as an annual retainer and (ii) $5,000 as an additional payment for serving as a chair of a board committee ($10,000 for the Chair of the Audit Committee). The Board of Directors believes that it is important to attract and retain outstanding nonemployee directors through a competitive compensation program. To that end, in 2005, the Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board of Directors, retained Hewitt Associates to evaluate the competitiveness of the Company's compensation program for its nonemployee directors. After evaluating the competitive market data on nonemployee director compensation, Hewitt recommended modest increases in the annual retainer and annual committee chair fees, and the implementation of a fee for the Presiding Director, in order to remain competitive with other large publicly held companies. After evaluating Hewitt's report, the Committee recommended and the Board of Directors approved for 2006 (i) an increase in the annual retainer from $60,000 to $75,000, (ii) an increase in the additional amount paid to a committee chair from $5,000 to $10,000 ($10,000 to $20,000 for the Chair of the Audit Committee), and (iii) the initiation of a $20,000 annual retainer for the Presiding Director. In addition, the Board of Directors has adopted an equity ownership guideline for nonemployee directors of four times the annual director cash retainer, with a five year timetable to obtain this objective.

Whirlpool has a Nonemployee Director Equity Plan. This plan provides for (a) a one time grant of 1,000 shares of common stock upon a director joining the Board of Directors; (b) an annual grant of stock options valued at $36,000 with the number of options to be based on dividing $36,000 by the product of the then current fair market value of a single share of the common stock of the Company multiplied by 0.35; and (c) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of a single share of the common stock of the Company. The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders. These options are exercisable for the earlier of 20 years after grant or two years after a nonemployee director ceases to serve on Whirlpool's Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a nonemployee director's death, such options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise.

A nonemployee director may elect to defer any portion of the annual retainer and annual stock grant until he or she ceases to be a director, at which time payment of any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments, and payment of any deferred annual stock grant will be made as soon as administratively feasible. Amounts deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Amounts deferred after December 31, 2004 may be invested in notional accounts that mirror those available to participants in the Company's U.S. 401(k) plan; earnings and investment gains/losses are applied on a daily basis.

Each director may elect to relinquish all or a portion of the annual fee, in which case Whirlpool may at its sole discretion then make an award of up to $1 million to a charitable organization upon the director's death. Under the program, the election to relinquish compensation is irrevocable, and Whirlpool may choose to make contributions in the director's name to as many as three charities. Each director may also elect to have a portion of the annual fee used to purchase term life insurance in excess of that described in the next paragraph.

Whirlpool provides each nonemployee director who elects to participate with term life insurance while serving as a director in an amount equal to one-tenth of the director's annual retainer times such director's months of service (not to exceed 120) and a related income tax reimbursement payment. We also provide each nonemployee director with travel accident insurance of $1 million with the premiums paid by the Company, and the director is reimbursed for the related income tax.

For evaluation purposes, appliances sold by Whirlpool are made available to each nonemployee director for use at home, and the director receives an income tax reimbursement payment to compensate for any additional tax obligation. The cost to Whirlpool of this arrangement in 2005 (based on distributor price of products and delivery, installation, and service charges) did not exceed $16,000 for any one nonemployee director or $47,500 for all nonemployee directors as a group.

SECURITY OWNERSHIP

 The following table presents the ownership of the only persons known by us as of February 24, 2006 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/14/06	Pzena Investment Management, LLC(1) 120 West 45th Street, 20th Floor New York, NY 10036	6,952,409	10.21%
2/3/06	Dodge & Cox(2) 555 California Street, 40th Floor San Francisco, CA 94104	6,946,787	10.21%
2/10/06	Marsh & McLennan Companies, Inc.(3) 1166 Avenue of the Americas New York, NY 10036	4,430,780	6.51%
2/14/06	Allianz Global Investors Managed Accounts LLC(4) 1345 Avenue of the Americas, 49th Floor New York, NY 10105	4,093,508	6.01%

(1)
Based solely on a Schedule 13G/A filed with the SEC by Pzena Investment Management, LLC, a registered investment advisor. Pzena has sole voting power with respect to 3,725,909 shares and sole dispositive power with respect to 6,952,409 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC by Dodge & Cox, a registered investment advisor. Dodge & Cox has sole voting power with respect to 6,520,537 shares, shared voting power with respect to 69,800 shares, and sole dispositive power with respect to all such shares.

(3)
Based solely on a Schedule 13G/A filed with the SEC by Marsh & McLennan Companies, Inc. ("MMC"), Putnam LLC d/b/a Putnam Investments ("PI"), a wholly-owned subsidiary of MMC, and the other entities listed below. MMC has neither voting nor dispositive power with respect to any of the shares. PI has shared voting power with respect to 214,097 shares and shared dispositive power with respect to 4,430,780 shares. Putnam Investment Management, LLC ("PIM"), a registered investment advisor to the Putnam family of mutual funds and The Putnam Advisory Company, LLC ("PAC"), has shared voting power with respect to 98,440 shares and shared dispositive power with respect to 3,970,780 shares. PAC, a registered investment advisor to Putnam's institutional clients, has shared voting power with respect to 115,657 shares and shared dispositive power with respect to 460,000 shares. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients. MMC and PI disclaim beneficial ownership of all such shares.

(4)
Based solely on a Schedule 13G filed with the SEC by Allianz Global Investors Managed Accounts LLC, a registered investment advisor. Allianz has shared voting and dispositive power with respect to all such shares.

BENEFICIAL OWNERSHIP

 The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, and the four other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 24, 2006. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 N. M-63, Benton Harbor, MI 49022-2692.

	Shares Beneficially Owned(1)	Shares Under Exercisable Options(2)	Total	Percentage
Herman Cain	7,915	5,789	13,704	*
Gary T. DiCamillo	5,270	4,589	9,859	*
Jeff M. Fettig	45,366	406,667	452,033	*
Allan D. Gilmour	8,627	6,989	15,616	*
Kathleen J. Hempel	6,627	5,189	11,816	*
Michael F. Johnston	1,000	2,189	3,189	*
Arnold G. Langbo	6,934	5,189	12,123	*
Miles L. Marsh	9,183	6,389	15,572	*
Paulo F. M. Periquito	98,082	208,226	306,308	*
Paul G. Stern	8,227	6,389	14,616	*
Janice D. Stoney	6,100	7,589	13,689	*
David L. Swift	5,485	34,181	39,666	*
Roy W. Templin	1,767	11,776	13,543	*
Michael A. Todman	11,820	88,355	100,175	*
Michael D. White	1,400	1,589	2,989	*
All directors and executive officers as a group (19 persons).	250,630	952,255	1,202,885	1.74%

*
Represents less than 1% of the outstanding common stock.

(1)
Does not include:

(a)
shares subject to currently exercisable options, which information is set forth separately in the second column; or

(b)
1,282,493 shares held by the Whirlpool 401(k) Trust (but does include 7,083 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin serves as one of four individual trustees with shared voting and investment powers.

(2)
Includes shares subject to options that will become exercisable within 60 days of February 24, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

 Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool's directors and executive officers and persons who own more than 10% of Whirlpool's common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool's common stock. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Whirlpool with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to its officers, directors, and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2005.

EXECUTIVE COMPENSATION

 The table below provides a summary of annual and long-term compensation for the last three years of the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE (2003-2005)

Long-Term Compensation
						Awards		Payouts
			Annual Compensation			Restricted Stock Awards ($)(3)	Securities Underlying Options (#)
Name					Other Annual Comp.(2)			LTIP Payouts ($)(4)	All Other Compensation ($)(5)
	Principal Position	Year	Salary	Bonus(1)
Jeff M. Fettig	Chairman of the Board and Chief Executive Officer	2005 2004 2003	$983,333 837,500 715,833	$1,900,000 700,000 621,000	$67,048 74,449 —	$-0 - 3,864,960 -0 -	-0 - 40,000 70,000	$-0 - 499,238 829,943	$1,665 1,215 513
Paulo F. M. Periquito	Executive Vice President and President, Latin America	2005 2004 2003	$641,250 623,751 597,504	$1,399,814 283,500 470,000	$210,456 136,613 152,249	$-0 - 245,994 -0 -	-0 - 12,339 33,000	$-0 - 329,860 657,554	$40,469 33,720 30,580
David L. Swift	President, Whirlpool North America (prior to January 1, 2006, Executive Vice President, North American Region)	2005 2004 2003	$566,667 544,167 508,333	$680,000 599,250 415,000	— — —	$-0 - 2,264,487 -0 -	-0 - 10,772 30,000	$-0 - 321,511 618,409	$3,978 3,618 3,330
Michael A. Todman	President, Whirlpool International (prior to January 1, 2006, Executive Vice President and President, Whirlpool Europe)	2005 2004 2003	$541,667 520,833 495,833	$524,000 580,250 371,000	$1,367,517 1,714,070 993,337	$-0 - 2,233,295 -0 -	-0 - 10,282 27,000	$-0 - 321,511 626,590	$3,798 3,510 3,330
Roy W. Templin	Executive Vice President and Chief Financial Officer	2005 2004	$440,625 282,500	$551,000 235,200	— —	$-0 - 1,274,484	-0 - 2,664	$-0 - 90,749	$1,474 492

(1)
Amounts in this column represent awards under the Company's Performance Excellence Plan ("PEP"), except 2004 amounts which, except for Mr. Fettig, also include awards under the Company's Strategic Excellence Program ("SEP"). PEP and SEP are both described later in this proxy statement in the Human Resources Committee Report on Compensation Awards. The SEP cash awards reflected in this column were earned in 2004; 50% of each award vested in February 2006, and the other 50% will vest in February 2007. Mr. Periquito did not receive a PEP award in 2004; the $283,500 was awarded under SEP. Mr. Swift's 2004 amount is comprised of $327,000 under PEP and $272,250 under SEP. Mr. Todman's 2004 amount is comprised of $344,000 under PEP and $236,250 under SEP. Mr. Templin's 2004 amount is comprised of $174,000 under PEP and $61,200 under SEP.

(2)
This column includes perquisites and personal benefits, all valued at the incremental cost to the Company, net of federal, state, and other applicable tax benefits (28.6% in 2005, 33.9% in 2004, and 35% in 2003). A dash in this column means the total perquisites and personal benefits for the individual for the year indicated is less than $50,000. Items that represent more than 25% of the total for any individual in any one year are described in this footnote. For Mr. Fettig, the amounts include $58,087 for his required personal use of Company aircraft in 2005, and $51,203 in 2004. For Mr. Periquito, the amounts include $53,520 in 2005, $49,575 in 2004, and $48,750 in 2003 to compensate him for increased living costs; in addition, the amounts for Mr. Periquito include $56,568 in 2005, $46,560 in 2004, and $37,253 in 2003 for a required Company-provided automobile and driver; also, the 2005 and 2003 amounts include $88,776 and $51,102, respectively, for premium costs and expenses incurred for medical, dental, and pharmaceutical benefits. For Mr. Todman, the amounts include $1,222,050 in 2005, $1,502,269 in 2004, and $818,362 in 2003 relating to foreign taxes paid by the Company on Mr. Todman's behalf incurred by Mr. Todman while working outside the United States.

(3)
Long-term incentives awarded during 2005 are reflected later in this proxy statement under the heading Long-Term Incentive Awards.

  In 2004, all of the awards reflected in this column were made in phantom restricted shares under either SEP or the Company's Special Retention Program ("SRP"); both of these programs are described later in this proxy statement in the Human Resources Committee Report on Compensation Awards. The amount of the payout of the 2004 SEP awards was determined on February 14, 2005 when the closing price of the Company's stock was $63.27. SRP awards were made on June 14, 2004 with an effective date of July 1, 2004 when the closing price of the Company's stock was $67.61 (except that the effective date of Mr. Templin's 2004 SRP award was September 1, 2004 when the closing price of the Company's stock was $61.07). The total award reflected in this column for 2004 for each individual is comprised of the following number of shares under the plan indicated: Mr. Fettig, 13,000 SEP and 45,000 SRP; Mr. Periquito, 3,888 SEP; Mr. Swift, 3,733 SEP and 30,000 SRP; Mr. Todman, 3,240 SEP and 30,000 SRP; Mr. Templin, 839 SEP and 20,000 SRP. All of the SEP phantom restricted shares described above will have time restrictions lapse on 50% of the shares in 2006 and on the remaining 50% of the shares in 2007. All of the SRP phantom restricted shares described above will have time restrictions lapse on 50% of the shares in 2007 and on the remaining 50% of the shares in 2011.

  Aggregate restricted stock holdings, all of which are phantom restricted shares, including dividend equivalent earnings, at December 31, 2005 were: Mr. Fettig, 173,755 shares valued at $14,553,719; Mr. Periquito, 95,614 shares valued at $8,008,629; Mr. Swift, 87,202 shares valued at $7,304,040; Mr. Todman, 90,864 shares valued at $7,610,769; and Mr. Templin, 21,131 shares valued at $1,769,933; all values in this sentence were calculated based on the closing price of Whirlpool common stock at the end of the year of $83.76. Under SRP, any dividends payable on common stock of the Company will result in the executives receiving dividend equivalents that are invested in additional shares of phantom restricted stock. Under SEP, no dividends are payable during the performance period.

(4)
Amounts in this column represent payouts under the Company's Executive Stock Appreciation and Performance Program, which has now been discontinued.

(5)
Amounts in this column represent group term life insurance premiums.

STOCK OPTION GRANTS

 In 2005, neither the Chief Executive Officer nor any of the four other most highly compensated executive officers of the Company received any stock option grants.

STOCK OPTION EXERCISES AND HOLDINGS

 The table below provides information on shares underlying options exercisable at the end of 2005 and options exercised during 2005 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE FOR 2005

			Securities Underlying Unexercised Options Held at Fiscal Year End		Value of Unexercised In-the-Money Options Held at Fiscal Year End
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeff M. Fettig	15,000	$367,725	393,334	26,666	$11,022,032	$283,593
Paulo F. M. Periquito	50,000	1,509,028	204,113	8,226	5,775,402	87,484
David L. Swift	55,000	622,719	30,591	7,181	477,885	76,370
Michael A. Todman	44,000	1,204,892	84,928	6,854	2,155,034	72,892
Roy W. Templin	0	0	10,888	1,776	215,394	18,888

LONG-TERM INCENTIVE AWARDS

 The table below provides information on long-term incentives awarded during 2005 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company under the Company's Strategic Excellence Program ("SEP"). SEP, described further in the "Human Resources Committee Report on Compensation Awards—Long Term Incentives," is intended to provide senior management with incentives for achieving or exceeding certain performance targets. During 2005, Whirlpool made one award under SEP to each named executive, the awards being made from the Company's 2002 Omnibus Stock and Incentive Plan. Each award provides the named executive with the opportunity to receive a payout in 2008 in (i) cash, based on the number of performance units initially awarded by the Human Resources Committee (HRC), and (ii) Whirlpool common stock. The number of shares of stock and the amount of cash paid out in 2008 to each named executive will depend upon the Company's earnings per share for 2007 in relation to the target level established by the HRC. As a result of Section 162(m) of the Internal Revenue Code and in the discretion of the HRC, all awards to the named executives under SEP may be adjusted downward. When considering whether to adjust an award downward, the HRC intends to consider the Company's cumulative free cash flow level for the 2005-2007 period as well as earnings per share in 2007. In addition, the HRC may consider other factors it deems appropriate in making any downward adjustments.

LONG-TERM INCENTIVE PLAN AWARDS IN 2005

Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Restricted Stock Units / Performance Units(1)	Performance Period	Threshold(2) Stock / Cash	Maximum(3) Stock / Cash
Jeff M. Fettig	83,017/83,017	2005-2007	0/ $0	83,017/ $5,250,000
Paulo F.M. Periquito	22,947/22,947	2005-2007	0/ $0	22,947/ $1,451,250
David L. Swift	20,280/20,280	2005-2007	0/ $0	20,280/ $1,282,500
Michael A. Todman	19,389/19,389	2005-2007	0/ $0	19,389/ $1,226,250
Roy W. Templin	15,120/15,120	2005-2007	0/ $0	15,120/ $ 956,250

(1)
At its February 14, 2005 meeting, the HRC granted each individual in the table the right to receive the number of restricted stock units (payable in Whirlpool common stock on a one-for-one basis) and performance units (payable in cash at $63.24 per performance unit) indicated in this column. As indicated above, the amount of the final payout from these awards, if any, will depend upon the Company meeting the earnings per share performance goal for 2007 established by the HRC. The HRC may reduce any final payout based on factors it deems relevant.

(2)
If the 2007 earnings per share performance target is not achieved at a level at or above "Threshold," no payout will be earned or made.

(3)
"Maximum" describes the maximum potential payout under the award. Because the value of any Whirlpool common stock received by a named executive is dependent on the fair market value of the stock on the payout approval date, the value of the stock cannot be determined at this time.

AGREEMENTS WITH EXECUTIVE OFFICERS AND RELATED PARTY TRANSACTIONS

 Whirlpool has agreements with its executive officers that provide severance benefits if, within two years following a Change in Control, the executive officer's employment is terminated either by Whirlpool (other than for cause, as defined) or by the officer for good reason (as defined), or, voluntarily during the 13th month following a Change in Control. Benefits include severance pay equal to three times annual compensation (generally defined as base salary plus target annual bonus), plus an amount to compensate the individual for excise taxes, if any, arising out of the severance pay. Under certain circumstances, the agreements provide for continuing participation for up to three years in insurance and other employee welfare benefit plans and, in the case of defined benefit retirement plans, provide for three years additional age and service credits for purposes of vesting and computing benefits. After the initial term of less than two years, each agreement is automatically extended for consecutive subsequent two-year terms, but any agreement may be terminated as of the end of any term upon 90 days' prior notice, but not for 24 months after a Change in Control. A Change in Control is generally defined to include the acquisition by any person or group of 25% or more of Whirlpool's voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of such Board members or their successors on the existing Board cease to constitute a majority of the Board, and approval by the stockholders of an acquisition or liquidation of Whirlpool. In addition,

Whirlpool has entered into non-compete agreements with its executive officers that provide that they shall not directly or indirectly compete with the Company for a period of 12 months after termination of employment. Finally, the Company has an agreement with Mr. Periquito relating to retirement benefits; the agreement is described at the end of the next section of this proxy statement.

On September 9, 2005, the Company entered into an agreement with Harbor Shores Community Redevelopment Inc. ("Harbor Shores"), a not-for-profit entity, whereby Whirlpool Corporation agreed to loan up to $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores. As of December 31, 2005, $4.5 million had been loaned under this agreement. Membership interests in Harbor Shores are held by three U.S. not-for-profit entities, including Whirlpool Foundation. Certain current and former members of the Whirlpool Corporation management team are involved in the Harbor Shores project, including Whirlpool's current CFO and its former CEO, both of whom are trustees and officers of Harbor Shores. None of these individuals receives any compensation from the Company or the Whirlpool Foundation for their services to Harbor Shores. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan, into a residential and commercial community with a goal of spurring economic development and further increasing the attractiveness of employment in southwest Michigan.

RETIREMENT BENEFITS

 Whirlpool's non-contributory defined benefit retirement plan (the "Retirement Plan") covers substantially all of our U.S. based salaried employees. Upon reaching the normal retirement age of 65, each vested participant is eligible to receive an annual pension for life equal to 2% of annual base salary, averaged over the 60 consecutive calendar months during which pay was highest out of the last 120 months completed before age 65, for each year of credited service (up to a maximum of 30 years). For participants with five or more years of service, reduced benefits are payable upon early retirement or termination of employment after age 55. For five years following a Change in Control, Whirlpool may not terminate the retirement plan or amend or merge it with another plan in a manner that would reduce benefits. If the Retirement Plan is terminated (including a termination by operation of law) during this five-year period, any assets held under the plan in excess of the amount needed to fund accrued benefits would be used to provide additional benefits to plan participants. We also have supplemental retirement plans that (i) provide to certain employees, including executive officers, additional benefits generally similar to those under the Retirement Plan but based upon an average of the five highest total amounts of bonuses paid from our bonus plans during the ten years prior to retirement and (ii) maintain benefits at the levels set forth in the table below which are otherwise limited under the Retirement Plan by the Employment Retirement Income Security Act of 1974.

The following table sets forth the estimated annual pension benefits payable under the Retirement Plan and supplemental plans (as described above) upon retirement at age 65 after selected periods of service.

	Estimated Annual Pension Benefits at Age 65*
Covered Compensation	5 Years Service	10 Years Service	15 Years Service	20 Years Service	25 Years Service	30 Years Service
$ 800,000	$80,000	$160,000	$240,000	$320,000	$400,000	$480,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,200,000	220,000	440,000	660,000	880,000	1,100,000	1,320,000
2,400,000	240,000	480,000	720,000	960,000	1,200,000	1,440,000
2,600,000	260,000	520,000	780,000	1,040,000	1,300,000	1,560,000
2,800,000	280,000	560,000	840,000	1,120,000	1,400,000	1,680,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000
3,200,000	320,000	640,000	960,000	1,280,000	1,600,000	1,920,000
3,400,000	340,000	680,000	1,020,000	1,360,000	1,700,000	2,040,000
3,600,000	360,000	720,000	1,080,000	1,440,000	1,800,000	2,160,000

*
The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments. The maximum number of years of service for which pension benefits accrue is 30. Messrs. Fettig, Swift, Todman, and Templin had approximately 25 years, 4 years, 13 years, and 2 years respectively, of eligible service at December 31, 2005, and their covered compensation under the plans for 2005 was equal to the base salary and PEP bonus set forth in the Summary Compensation Table above.

The Company has entered into an agreement with Mr. Periquito that, under Brazilian law, requires the Company to provide him with a retirement payment of 85% of his basic monthly salary at age 60, assuming he is a participant under the relevant Brazilian pension plan for 10 years. Under that plan, he would receive a disability retirement payment of 70% of the value of the retirement benefit. Mr. Periquito is required to participate in the cost of his pension benefit at the rate of 15% of the monthly cost of the plan, up to a limit of 8% of his base salary. Mr. Periquito is currently 59 years old.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

 No member of the Human Resources Committee was at any time during 2005 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no "compensation committee interlocks" existed during fiscal year 2005.

HUMAN RESOURCES COMMITTEE REPORT ON COMPENSATION AWARDS

 The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for 2005.

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. Whirlpool's executive compensation philosophy is designed to support these objectives by attracting and retaining the best possible management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool's focus on five enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning. Our "pay for performance" philosophy is centered around the following points:

  •
  Compensation should be incentive-driven with both short- and long-term focus;

  •
  More pay should be at risk than with the average company;

  •
  Components of compensation should be tied to increasing stockholder value; and

  •
  Compensation should be tied to a balanced evaluation of business and individual performance measured against financial, customer, and employee related objectives—a "balanced scorecard" approach.

The Committee is responsible for the design, administration, and effectiveness of the compensation plans for management employees, including senior executives.

SALARY

 Salary levels and salary increase guidelines are based on an individual's performance, as well as competitive market reviews conducted with the assistance of outside consultants retained by the Committee. Comparison companies are blue chip companies that are similar to Whirlpool in a variety of respects, such as companies that compete with Whirlpool for talent; tend to have national and international business operations; or are similar in sales volumes, market capitalizations, employment levels, lines of business, and business organization and structure. This group of companies ("peer group") is used to define the market for each component of pay as well as total compensation. The peer group companies chosen for the competitive market review are not entirely the same as those that comprise Standard & Poor's Household Appliance Group shown in the Performance Graph because the Committee believes that Whirlpool's most direct competitors for executive talent are not necessarily limited to the companies included in the published industry index. Base salary for Mr. Fettig and other executive officers is targeted at the median of the base salaries for officers in the peer group companies, after adjusting for size and complexity of the companies. Annual base salary increases for the year were as follows for the named executive officers: Mr. Fettig received an 11.1% increase on March 1, 2005; Mr. Periquito received a 2.4% increase on April 1, 2005; Mr. Swift received a 3.6% increase on March 1, 2005; Mr. Todman received a 3.8% increase on March 1, 2005; and Mr. Templin received a 21.5% increase on March 1, 2005 and a 17.7% increase on August 16, 2005. The increases reflected both moves in market salaries as well as the executives' individual performance against specific objectives, and with respect to Mr. Templin, the increases were, among other reasons, to ensure an appropriately competitive base salary for his role as Chief Financial Officer. With respect to Mr. Fettig's individual performance objectives during 2005, the Committee assessed his performance in the areas of leadership, managerial and organizational effectiveness, value creation, Whirlpool's overall financial performance, and executive talent development. The Committee determined that Mr. Fettig had exceeded his objectives on balance in these areas.

ANNUAL INCENTIVE COMPENSATION

 The Performance Excellence Plan ("PEP") provides all regular exempt and some non-exempt employees with an annual incentive designed to focus their attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance (except for designated executive officers subject to Section 162(m) of the Internal Revenue Code) as measured against financial, customer, and employee related objectives. For 2005, target awards ranging from 5% to 110% of base salary were established by the Committee. The PEP is designed to provide total direct compensation that is above the mean of the peer group when the stretch performance targets are achieved.

For 2005, the Company established performance measures based on financial, customer, and employee factors. These performance measures were selected based on the Committee's belief that improving such measures correlates to increasing value to stockholders. Achievement of individual business performance goals is also a factor in determining PEP payouts for all employees other than designated executive officers. Under this feature, approximately 25% of PEP eligible employees (excluding designated executive officers) are eligible for an additional bonus award equal to 25%, 50%, or 75% of their PEP bonus. For Messrs. Fettig, Swift, Todman, and Templin, a corporate performance target based on return on equity was established. Because the Company exceeded this financial performance target, these executive officers earned a PEP award for 2005 as set forth in the Summary Compensation Table.

In addition, the Company established the Executive Officer Bonus Plan ("EOBP") in 1994 under which the Committee has the discretion to grant bonus payouts to designated executive officers in recognition of strong individual performance in the event that the Committee concludes such awards are appropriate. In 2005, no awards were granted under this plan.

LONG-TERM INCENTIVES

 Our long-term incentive programs are comprised of the Strategic Excellence Program, the Special Retention Program, and the Career Stock Program, all of which are authorized under one or more of Whirlpool's Omnibus Stock and Incentive Plans. Grants under the Strategic Excellence Program are typically made each year. The long-term incentive programs are intended to provide rewards to executives only if significant additional value is created for stockholders over time. In addition, the Company has established the Key Employee Treasury Stock Ownership Plan under which awards similar to those established under the Omnibus Plans may be granted to key management employees by the Committee. These stock-based plans are designed to encourage a significant ownership interest in Whirlpool to help assure that the interests of the executives are closely aligned to those of other stockholders and to provide incentives for the executives to remain with Whirlpool.

When considering awards to be made under the long-term incentive programs, the Committee evaluates the grantee's scope of responsibility, strategic and operational goals, opportunity to affect Whirlpool's future success, and individual performance, as well as the number of awards previously granted and the competitiveness of the award in the marketplace. In 2005, Mr. Fettig received awards under SEP but did not receive awards under SRP, the Career Stock Program, or the Key Employee Treasury Stock Plan. The awards that were made to Mr. Fettig and the four other most highly compensated executive officers of the Company in 2005 are reflected in the Summary Compensation Table and Long-Term Incentive Plan Awards table.

 Strategic Excellence Program ("SEP").    SEP provides senior management with incentives to significantly improve the long-term performance of the Company and increase stockholder value over time. The compensation opportunities under SEP are tied directly to the financial and strategic performance of the Company (such as economic value added ("EVA"), free cash flow, earnings per share, innovation, and customer loyalty) over a preset period beginning each January 1 and continuing for one year or longer. These measures are established by the Committee at the beginning of each performance period. Additionally, the compensation opportunities may be tied to the participant's performance against preset leadership objectives. Final individual awards may be adjusted upward (to a maximum of three times the original grant) or downward (to no award) based upon a determination of the Committee. The Committee will make such adjustments after the completion of the performance period based on the Committee's evaluation of the Company's performance against the Company performance goals and each participant's performance against his individual goals during the period. For participants subject to Section 162(m) of the Internal Revenue Code, the Committee may only adjust their award downward based on factors the Committee deems appropriate. After a performance period of one year or longer and a determination of performance by the Committee, awards will be paid in common stock and/or cash unless the Committee had included an additional time-based restriction period of up to two years as part of the original grant. Upon expiration of any time restriction periods, payment will be made in common stock of the registrant and/or cash as appropriate. In combination with other elements of compensation, award sizes are designed to provide competitive total compensation. See the Long-Term Incentive Plan Awards table for the awards that were made to Mr. Fettig and the four other most highly compensated executive officers of the Company in 2005.

Under SEP, stock options are also typically granted each year under one or more of Whirlpool's Omnibus Stock and Incentive Plans to executive officers and other key management employees. Stock option grants are issued with an exercise price equal to the fair market value of the stock at the time of grant. The option term is ten years and options vest in three equal installments, with the first installment (representing one-third of the number of shares granted) vesting on the first anniversary date of the option grant, one-third of the shares granted vesting on the second anniversary date of the option grant, and the final third of the shares granted vesting on the third anniversary date of the option grant. In 2005, no stock options were granted to Mr. Fettig or to any of the four other most highly compensated executive officers of the Company.

 Special Retention Program (the "SRP Program").    The SRP Program was established to provide grants of phantom restricted shares of the Company's common stock to selected officers of the Company as a means of motivating and retaining key leadership talent. Recipients and award sizes are based on subjective determinations relating to a broad range of leadership factors. Restrictions on 50% of the phantom restricted shares lapse at the end of the third year from the date of grant and the restrictions on the remaining 50% lapse at the end of the seventh year assuming, in each case, that the officer continues to exhibit strong leadership performance. The phantom restricted shares do not represent an equity interest in the Company, and no voting rights attach to the phantom restricted shares until and unless they are converted into common stock of the Company. The value of one phantom restricted share awarded is equal to the fair market value of one share of common stock of the Company on that date. Recipients of SRP Program phantom restricted stock will receive one share of common stock of the Company for each share of phantom restricted stock on a one-for-one basis upon the lapse of restrictions and may defer receipt of vested shares of common stock until retirement. In 2005, no grants were made under this program to Mr. Fettig or to any of the four other most highly compensated executive officers of the Company.

 Career Stock Program (the "Career Stock Program").    The Career Stock Program was established to provide one-time grants of phantom restricted stock ("Career Stock") to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on subjective determinations relating to a broad range of factors. The Career Stock does not represent an equity interest in the Company, and no voting rights attach to the Career Stock until and unless it is converted into common stock of the Company and issued to the participant. Grants are made under one or more of Whirlpool's Omnibus Stock and Incentive Plans. The value of a share of Career Stock on any given date is equal to the fair market value of a share of common stock on that date. Recipients of Career Stock will receive one share of common stock for each share of phantom restricted stock on a one-for-one basis upon retirement after attaining the age of 60 or upon termination of employment, based on individual vesting schedules and subject to certain non-compete provisions. Phantom Career Stock dividends are invested in additional phantom restricted shares to be awarded in the same manner as the original awards. In 2005, no grants were made under this program.

Key Employee Treasury Stock Ownership Plan (the "Key Employee Treasury Stock Plan"). The Key Employee Treasury Stock Plan was established to support the hiring and retention initiatives at key leadership positions in order to foster the long-term financial success of the Company. The plan provides key leaders with the opportunity to receive common stock of the Company and stock options, restricted stock, and phantom restricted stock awards to be paid from the Company's treasury stock, with the terms of such awards to be established by the Human Resources Committee. The maximum number of shares of common stock that may be awarded for all purposes under the plan is 200,000. In 2005, no grants were made under this plan.

REVIEW OF ALL COMPONENTS OF COMPENSATION

 The Committee has reviewed all components of compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company's non-qualified deferred compensation plan, the actual projected payout obligations under the Company's supplemental executive retirement plan and under several potential severance and change-in-control scenarios.

Based on this review, the Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) for the Chief Executive Officer and the four other most highly compensated executive officers of the Company to be reasonable and not excessive.

OWNERSHIP GUIDELINES

 In 1995, management adopted, with the Committee's approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives (approximately 180 individuals). The guidelines for stock ownership are based on an individual's level in the organization and range from seven times base salary for the Chief Executive Officer to one-half times base salary for lower level executives.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

 The Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain transition rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests. The Company's stockholders have approved the PEP and Omnibus Stock and Incentive Plans under which long-term incentives (such as SEP) are awarded to executives. Many of the types of awards authorized under these and other stockholder-approved plans would be qualifying "performance-based" compensation for purposes of Section 162(m). As a result, such awards would not count toward the $1 million deduction limit. However, the Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

In addition, the Committee retains the discretion to reward strong individual performance of designated executive officers under the EOBP. The Committee believes this ability to exercise discretion is in the best interest of Whirlpool and its stockholders and outweighs the need to qualify the EOBP so that amounts paid from this plan are exempt from the deductibility limits of Section 162(m). Accordingly, pay for individual performance under the EOBP will generally not qualify under Section 162(m) and may not be fully deductible. In 2005, no awards were granted under the EOBP.

SUMMARY

 We, the Human Resources Committee of Whirlpool, believe a strong link exists between executive pay and performance at Whirlpool.

    Arnold G. Langbo, Chair
    Herman Cain
    Miles L. Marsh
    Paul G. Stern
    Janice D. Stoney

PERFORMANCE GRAPH

 The graph below depicts the yearly dollar (and percentage) change in the cumulative total stockholder return on our common stock with the cumulative total return of Standard & Poor's ("S&P") Composite 500 Stock Index and the cumulative total return of the S&P Household Appliance Group Index for the years 2001 through 2005*. The graph assumes $100 was invested on December 31, 2000 in Whirlpool common stock, the S&P 500, and the S&P Household Appliance Group.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Whirlpool	$100	$157.21	$114.41	$162.82	$159.19	$197.30
S&P 500	$100	$88.11	$68.64	$88.33	$97.94	$102.75
S&P Household	$100	$130.10	$112.01	$134.52	$166.22	$176.96

*
Cumulative total return is measured by dividing: (1) the sum of (a) the cumulative amount of the dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between share price at the end and the beginning of the measurement period by (2) the share price at the beginning of the measurement period.

EQUITY COMPENSATION PLAN INFORMATION

 The following table presents information relating to securities authorized under equity compensation plans as of December 31, 2005. The only plan reflected below that was not approved by the Company's security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to the Company's Omnibus Stock and Incentive Plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive common stock of the Company and stock options, restricted stock, and phantom stock awards to be paid from the Company's treasury stock. For more information, see the discussion of this plan in the Human Resources Committee Report on Compensation Awards above. In 2005, no awards were made under this plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	5,292,731(1)	$60.28(2)	2,962,817
Equity compensation plans not approved by security holders	0	0	171,500

Total	5,292,731	$60.28	3,134,317

(1)
This amount includes 3,792,606 shares subject to outstanding stock options and 1,500,125 shares subject to outstanding restricted stock units. Of the 1,500,125 shares of restricted stock units, 373,800 shares relate to certain 2005 awards from the Company's Strategic Excellence Program ("SEP") and represent the maximum number of shares that could be issued from such awards in 2008. For more information on SEP, see the discussion in the Human Resources Committee Report on Compensation Awards above.

(2)
The weighted-average exercise price information in column (b) does not include any outstanding restricted stock units.

MISCELLANEOUS

 Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $10,500 plus certain expenses for assistance by Georgeson Shareholder Communications Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and employees of the Company and by Georgeson Shareholder Communications Inc. personally and by mail, telegraph, telephone, or other electronic means.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 Ernst & Young LLP has been appointed by the Audit Committee to be the independent registered public accounting firm for the Company for fiscal year 2006. Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and may make a statement if they so desire.

FEES

 The Company paid Ernst & Young the following fees (in millions):

	Year ended December 31,
	2004	2005
• Audit Fees	$9.0	$9.3
• Audit-Related Fees	0.3	0.2
• Tax Fees	5.0	5.2
• All Other Fees	0.0	0.1

Total	$14.3	$14.8

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

ADVANCE APPROVAL POLICY FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES

 Pursuant to its written charter (included in this proxy statement as Exhibit A), the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services provided by the Company's independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year's audit, management or the independent registered public accounting firm submits to the Audit Committee for approval a request of services expected to be rendered during that year for each of the four categories of services outlined in the table above. Prior to engagement, the Audit Committee approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on the Company's website at www.whirlpoolcorp.com; click on the "Governance" tab, and then "Board of Directors."

AUDIT COMMITTEE REPORT

 The Audit Committee provides independent oversight of the Company's accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool's management. In addition, the Committee retains the Company's independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors the Company's assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors Company activities designed to assure compliance with the Company's ethical standards. The Committee is composed of five directors who have been determined by the Board of Directors to be "independent" and "financially literate" pursuant to the NYSE listing requirements. The Committee operates under a written charter (included in this proxy statement as Exhibit A) adopted by the Company's Board of Directors.

The Committee has reviewed the audited consolidated financial statements of the Company for 2005 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed the consolidated financial statements of the Company for 2005 with Ernst & Young LLP, the Company's independent registered public accounting firm for 2005 ("Ernst & Young"), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of the Company's accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee met eleven times during the fiscal year ended December 31, 2005.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services provided by Ernst & Young to the Company with Ernst & Young's independence. Finally, the Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as the Company's independent registered public accounting firm for 2006.

      Allan D. Gilmour, Chair
      Gary T. DiCamillo
      Arnold G. Langbo
      Janice D. Stoney
      Michael D. White

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2007 MEETING

 Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2007 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 17, 2007. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in the Company's by-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2007 must be received by us by November 24, 2006, and must otherwise comply with the Securities and Exchange Commission's rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

 Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a stockholder entitled to vote generally in the election of directors. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in the Company's proxy statement for the 2007 annual meeting, written notice of such stockholder's nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of the Company (and must be received by the Corporate Secretary) by November 24, 2006. Such notice shall set forth: (1) the name and address of the stockholder making the nomination and of the person to be nominated; (2) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder; (4) such other information regarding the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and (5) the consent of the nominee to serve as a director of the Company if so recommended by the Board and duly elected at the annual meeting by the stockholders. In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

Whirlpool evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal qualifications for potential director nominees include: intelligence, integrity, strength of character, and sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today's corporation operates; and commitment and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of the Company. Desired experience qualifications for potential director nominees include: at least ten years of experience in a senior executive role with a major business organization and, preferably, be either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academic or government, as well as higher potential senior level business executives, may also be considered); proven records of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the board of directors; exposure to the numerous programs a corporation employs relative to creating shareholder value, while balancing the needs of all stakeholders; and not be employed by or affiliated with organizations that have competitive lines of business or other conflicts of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

EXHIBIT A

WHIRLPOOL CORPORATION
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER

Approved 4/19/05

I.
PURPOSE    To fulfill responsibilities to the Company's shareholders, potential shareholders, and the investment community, the Audit Committee will provide independent and objective oversight of the Company's accounting functions and internal controls and will monitor the objectivity of the Company's financial statements. The Committee will assist Board oversight of (1) the integrity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm. In addition, the Committee will prepare all the Committee reports required under the law and will provide an open avenue of communication between the financial management, internal auditor, independent registered public accounting firm, and the Board of Directors.

II.
COMMITTEE MEMBERS    The Committee shall be composed of at least three Directors appointed by the Board of Directors. Committee members shall not be officers or employees of the Company or one of its subsidiaries and shall, in the opinion of the Board, meet the independence and financial experience and financial literacy and expertise requirements of the New York Stock Exchange and/or relevant law. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have an understanding of basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience. Committee members shall not simultaneously serve on the audit committees of more than three public companies (including the Company).

III.
COMMITTEE MEETINGS    The Committee shall meet at least four times a year, or more frequently as appropriate. The Committee shall meet with management, internal audit, and the independent registered public accounting firm in separate executive sessions to discuss matters privately. All meetings shall be conducted pursuant to the applicable provisions of the Company's by-laws. Meeting agendas will be prepared and provided in advance to Committee members, along with appropriate briefing materials. Minutes of meetings will be prepared and the Committee will report to the Board the results of its meetings. The Committee may form one or more sub-committees, each of which may take such actions as may be delegated by the Committee.

IV.
DUTIES and RESPONSIBILITIES    While the Committee has the responsibilities and powers set forth in the Company's by-laws and this charter, the Committee does not have the duty to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent registered public accounting firm. However, the Committee does have the following duties and responsibilities in addition to any similar matter that may be referred to the Committee from time to time by the full Board, the Chairman, or which the Committee raises on its own initiative:

1.
Review and approve in advance the annual audit and its scope for the Company and its wholly-owned or majority-owned subsidiaries; monitor the annual audit and its scope for affiliates; and

    review the annual audit results with respect to (a) the Company's financial statements, including appropriately addressing risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters, and (b) the Company's internal controls, including electronic data processing controls, and the extent to which such controls are evaluated by the independent registered public accounting firm for adequacy and protection.

  2.
  Review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," to monitor adequacy of disclosure. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent registered public accounting firm prior to the release of earnings as appropriate. The Committee's discussion of earnings releases as well as financial information and earnings guidance may be general (i.e., discussion of the types of information to be disclosed and the type of presentations to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

  3.
  Review and discuss annually with management its assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting. Review annually with the independent registered public accounting firm the attestation to, and report on, the assessment of the effectiveness of internal controls made by management. Consider whether any changes to the internal controls or disclosure control processes or procedures are appropriate in light of management's assessment or the independent registered public accounting firm's report.

  4.
  Review the independent registered public accounting firm's management letter and recommendations (or any audit problems, difficulties, or disagreements) and management's response.

  5.
  Retain and terminate the Company's independent registered public accounting firm and exercise the Committee's sole authority to review and approve all audit engagement fees and terms and approve in advance the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm in accordance with relevant NYSE listing rules and law.

  6.
  Obtain and review a report by the independent registered public accounting firm describing the firm's internal quality control procedures and all material issues raised by the most recent internal quality control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and all steps to deal with such issues.

  7.
  Review, evaluate, and discuss with the independent registered public accounting firm all relationships between the firm and the Company to assess the firm's independence. Review and evaluate the lead partner of the independent registered public accounting firm, assure regular rotation of the lead partner as required by law, and consider whether there should be regular rotation of the audit firm itself. Present its conclusions with respect to the independent registered public accounting firm to the full Board.

  8.
  Review major accounting policy changes adopted by the Company. Maintain current knowledge on major new or proposed technical requirements, regulations, or legislation affecting the Company.

  9.
  Review codes of conduct and management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical, or illegal activities. Monitor Company activities that are designed to assure compliance with such codes and review management findings involving significant lapses of ethical conduct, fraud, or criminal conduct.

  10.
  Review with management situations where new activities, major changes in operations, or other developments may create significant financial exposure for the Company. Review policies and guidelines with respect to risk assessment and risk management, including management reports on the Company's processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial risk exposures.

  11.
  Review activities of the Company's internal audit function, audit plans, procedures and results, and coordination with the independent registered public accounting firm. Regularly review the continued overall effectiveness of the internal audit function as required under relevant NYSE listing rules and law.

  12.
  Annually review the Committee's charter and operations and recommend any proposed changes to the Board for its approval. Prepare any reports required under relevant NYSE listing rules and law.

  13.
  Set an appropriate hiring policy for employees or former employees of the independent registered public accounting firm with due regard for the continuing independence of the firm.

  14.
  Establish and maintain procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal controls, and auditing matters, and (b) the confidential and anonymous submission by employees of the Company of concerns with questionable accounting or auditing matters in accordance with relevant NYSE listing rules and law.

  15.
  Annually prepare and cause to be filed in the Company's annual proxy statement a report to stockholders as may be required by the Securities and Exchange Commission.

  16.
  The Committee may conduct or authorize investigations into any matters within the Committee's scope of responsibilities and, in connection therewith, may retain independent counsel, accountants, or others to assist it.

  17.
  Make regular reports to the Board and evaluate annually its performance in accordance with relevant NYSE listing rules and law.

WHIRLPOOL CORPORATION

FINANCIAL SUPPLEMENT
TO 2005 ANNUAL REPORT ON FORM 10-K, AND
TO 2006 PROXY STATEMENT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE LEVEL OVERVIEW

Whirlpool Corporation is a global manufacturer of major home appliances with 2005 revenues of $14.3 billion and net earnings of $422 million. The Company's four reportable segments are based on geography and consist of North America (61% of revenue), Europe (22% of revenue), Latin America (14% of revenue), and Asia (3% of revenue). The Company is a leading producer of major home appliances in North America and Latin America and has a significant presence in markets throughout Europe, India and China. Whirlpool received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement.

The Company's growth strategy over the past several years has been to introduce innovative new products, enhance customer recognition of its brands, continue to expand its global footprint, expand distribution channels and, where appropriate, make strategic acquisitions which enhance the Company's cost competitiveness, innovative global product offering and efficiency.

Competition in the home appliance industry is intense worldwide. In the U.S., in addition to traditional competitors such as Electrolux, GE, Kenmore and Maytag, there are new and expanding foreign competitors such as LG, Bosch, Samsung, Fisher & Paykel, and Haier. Moreover, the U.S. customer base is characterized by large, sophisticated trade customers who have many choices and demand competitive products, services and prices. On August 22, 2005, Whirlpool entered into an agreement to acquire Maytag, for which regulatory approval is pending. The transaction is subject to certain conditions. Whirlpool believes that its' combination with Maytag will enhance its ability to respond to these competitive conditions, and will benefit trade customers and consumers of the combined company by generating significant cost savings that will enable it to continue to offer competitive prices across a wide array of products as well as increased product quality and innovation.

The Company monitors country-specific economic factors such as gross domestic product, consumer interest rates, consumer confidence, housing starts, sales of existing homes and mortgage refinancing as key indicators of industry demand. Management also focuses on country, brand, product and channel sales, average sales values, and profitability when assessing and forecasting financial results. The Company intends to utilize its global manufacturing, procurement and technology footprint to enhance Whirlpool's position in the global appliance industry.

Management's Discussion and Analysis discusses, among other things, the results of operations, cash flows, financial condition and liquidity, contractual obligations and forward-looking cash requirements, critical accounting policies and estimates, new accounting pronouncements, market risk and the nature of, and risk associated with forward-looking statements contained herein. In addition, the Company has included comments regarding regional business unit performance, where appropriate.

RESULTS OF OPERATIONS

 The Consolidated Statements of Operations present the Company's operating results for the last three years. This section of Management's Discussion and Analysis highlights the main factors affecting changes in the Company's financial condition and results of operations and should be read along with the Consolidated Financial Statements.

NET SALES

 The total number of units, which includes primarily major and small appliances, sold in 2005 increased 1.3% over 2004. Consolidated net sales increased 8.3% over 2004. Excluding currency fluctuations, net sales increased approximately 6%. Total number of units sold in 2004 increased 4.9% over 2003. Consolidated 2004 net sales increased 8.6% over 2003. Excluding currency fluctuations, net sales increased approximately 6%. The tables below present units sold and net sales by region.

In thousands	2005	Change	2004	Change	2003
Units Sold
North America	27,572	0.8%	27,353	4.6%	26,146
Europe	12,351	2.1	12,100	4.4	11,591
Latin America	4,979	1.5	4,904	14.9	4,269
Asia	2,212	3.1	2,145	(8.6)	2,346
Other/Eliminations	(18)	—	(17)	—	(37)

Consolidated	47,096	1.3%	46,485	4.9%	44,315

Millions of dollars	2005	Change	2004	Change	2003
Net Sales
North America	$8,913	8.0%	$8,254	4.8%	$7,875
Europe	3,160	3.2	3,062	13.8	2,691
Latin America	1,962	17.2	1,674	24.0	1,350
Asia	422	10.5	382	(8.2)	416
Other/Eliminations	(140)	—	(152)	—	(156)

Consolidated	$14,317	8.3%	$13,220	8.6%	$12,176

Significant regional trends were as follows:

  •
  In 2005, North America unit volumes increased approximately 1% as compared to the 2004 period reaching record levels. Volume increases, driven by continued consumer demand for the Company's new product innovations, were partially offset by lower OEM shipments. Net sales increased 8% during 2005, or approximately 7% excluding currency fluctuations, to a record $8.9 billion. The higher net sales were driven by the combination of cost-based price adjustments and volume increases in the Whirlpool and KitchenAid brands during 2005. In 2004, North America unit volumes increased 4.6% as compared to 2003, due to higher sales growth in Whirlpool and KitchenAid branded products combined with strong Canadian performance. Net sales increased 4.8% as compared to 2003, to $8.3 billion. Currency fluctuations did not materially impact net sales comparisons.

  •
  In 2005, Europe unit volumes increased 2.1%, reaching record levels and outpacing industry growth. Solid demand for Whirlpool branded products and continued strong performance within the Company's built-in appliance business drove the increase. Net sales increased 3.2%, to a record $3.2 billion in 2005. Currency did not have a material impact on sales during the year. In 2004, Europe unit volumes increased 4.4%, ahead of industry growth, as compared to 2003, driven largely by strong Whirlpool brand performance and expansion of the Company's built-in appliance business. Europe's net sales increased 13.8%, or approximately 3% excluding currency fluctuations. Overall market share improved due to Whirlpool brand performance and new product introductions.

  •
  In 2005, Latin America unit volumes increased 1.5% versus 2004, due mainly to increases in the Brazilian appliance market. Net sales increased 17.2% as compared to 2004, or approximately 6% excluding currency fluctuations, to $2.0 billion, due primarily to increased unit volumes and cost-based price adjustments on compressors and appliances. Strong demand for home appliances in Latin America during 2004 resulted in a 14.9% increase in unit volumes versus 2003. Economic conditions within Brazil were strong during 2004 driven by GDP expansion, lower unemployment and positive real wage growth. Net sales increased 24% in the region during 2004, and were approximately 20% higher excluding currency fluctuations, due to market share gains, strong volume, cost-based price adjustments and favorable product mix.

  •
  In 2005, Asia unit volumes increased 3.1% as compared to 2004, driven mainly by industry growth and new product introductions. Net sales improved 10.5%, or approximately 8% excluding currency fluctuations, due largely to an improved product mix and cost-based price adjustments implemented in 2005. In 2004, Asia unit volumes declined 8.6% versus 2003 with a corresponding decline in net sales of 8.2%. Excluding currency fluctuations, net sales declined approximately 12%. Management's decision to implement a trade inventory reduction strategy in India negatively impacted 2004 volume and sales. The strategy change improves the speed, flexibility and overall efficiency within sales and distribution processes, and enables the Company to launch new product introductions more frequently and faster to the market.

GROSS MARGIN

 The consolidated gross margin percentage in 2005 decreased 40 basis points versus 2004. Consolidated results in 2005 were significantly impacted by higher material and oil-related cost increases which were mitigated by the combination of cost-based price adjustments and productivity improvements. Consolidated gross margin also benefited from the Brazilian government's export incentive program ("Befiex") tax credits (See Critical Accounting Policies and Estimates to this Management's Discussion and Analysis of Financial Condition and Results of Operations) and was negatively impacted by higher incentive compensation.

The consolidated gross margin percentage in 2004 decreased 90 basis points versus 2003 due primarily to second half material cost increases and global pricing pressures. These increases were partly mitigated by higher volume and record levels of controllable productivity.

The table below outlines the gross margin percentages by region.

	2005	Change		2004	Change		2003
Gross Margin
North America	21.1%	(0.8)	pts	21.9%	(0.7)	pts	22.6%
Europe	23.0	(0.7)		23.7	0.1		23.6
Latin America	19.5	2.5		17.0	(2.6)		19.6
Asia	17.3	0.4		16.9	(3.8)		20.7

Consolidated(1)	21.3%	(0.4)	pts	21.7%	(0.9)	pts	22.6%

(1)
Restructuring charges included in Consolidated, excluded from regions.

Significant regional trends were as follows:

  •
  The 2005 North America gross margin decreased 80 basis points as compared to 2004, largely due to higher material and oil-related costs. Results also reflect the impact of cost-based price adjustments, productivity improvements and higher incentive compensation. The 2004 gross margin decreased 70 basis points compared to 2003, due primarily to higher material costs for steel and resins. In addition, the market continued to experience increased pricing pressures during 2004. Margin declines were partially offset by higher volume, productivity improvements and some cost-based price adjustments.

  •
  The 2005 Europe gross margin decreased 70 basis points as compared to 2004, largely driven by higher material and oil-related costs, partially offset by increased productivity, an improved product mix and, to a lesser extent, a gain on the sale of assets. In 2004, Europe gross margin improved slightly versus 2003 as productivity improvements and sales volume more than offset pricing pressure. European operations continue to realize savings from ongoing restructuring efforts in Europe.

  •
  The 2005 Latin America gross margin increased 250 basis points as compared to 2004, as the combination of cost-based price adjustments, increased productivity and Befiex tax credits more than offset higher material and oil-related costs, unfavorable currency and increased incentive compensation. In 2004, Latin America gross margin declined 260 basis points versus 2003, due primarily to higher material costs for steel and resins. Higher costs were partially offset by increased volume and cost-based price adjustments on both appliances and compressors and favorable product mix.

  •
  The 2005 Asia gross margin increased 40 basis points as compared to 2004, due to improved product mix, productivity improvements and cost-based price adjustments partially offset by higher material and oil-related costs. Asia gross margin declined 380 basis points versus 2003 due primarily to the trade inventory reduction strategy in India and regional pricing pressures.

SELLING, GENERAL AND ADMINISTRATIVE

 In 2005, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, declined 50 basis points as compared to 2004, as administrative cost reductions and scale efficiencies offset higher freight and warehousing costs and incentive compensation in North America and Latin America. Europe results primarily reflect the positive impact from administrative productivity improvements and business scale. The Asia region also benefited from scale efficiencies. The consolidated selling, general and administrative expenses in 2004, as a percent of consolidated net sales, remained relatively unchanged versus 2003. Higher freight rates in North and Latin America in 2004 were partially offset by productivity in other non-logistic areas. Europe results reflect the positive impact from administrative productivity improvements and business scale. The increase in Asia's selling, general and administrative expenses as a percent of sales in 2004 was due primarily to lower overall sales and higher administrative support costs. In 2003, higher pension and freight costs in North America were partially offset by cost controls on discretionary spending. The European increase in 2003 was a result of expense reclassification into selling, general and administrative expenses while Latin America's improvement was primarily driven by lower bad debt expense in 2003. Asia's higher selling, general and administrative expenses as a percent of sales in 2003 were due to higher operating reserves. The table below outlines the selling, general and administrative expenses as a percentage of sales by region.

Millions of dollars	2005	As a % of Sales	2004	As a % of Sales	2003	As a % of Sales
Selling, General & Administrative
North America	$1,073	12.0%	$1,031	12.5%	$970	12.3%
Europe	563	17.8	560	18.3	510	19.0
Latin America	256	13.0	220	13.1	175	13.0
Asia	96	22.7	89	23.4	79	19.0
Other/Eliminations	211	—	189	—	186	—

Consolidated(1)	$2,199	15.3%	$2,089	15.8%	$1,920	15.8%

(1)
Restructuring-related charges included in Consolidated, excluded from regions.

RESTRUCTURING

Restructuring initiatives resulted in charges of $57 million, $15 million and $3 million in 2005, 2004 and 2003, respectively. These amounts have been identified as a separate component of operating profit. The Company expects to expense up to $100 million for restructuring during 2006.

At December 31, 2005, a liability of $6 million remains for actions yet to be completed under the global restructuring plan that was originally announced in December of 2000. The remaining liability pertains to lease exit costs. The restructuring plan included the elimination of over 7,100 positions worldwide, of which substantially all had left the Company through December 31, 2005. See Note 11 to the Consolidated Financial Statements for a more detailed description of these charges and the Company's restructuring program.

INTEREST AND SUNDRY INCOME/EXPENSE

 Interest and sundry expense increased by $51 million versus 2004. The primary drivers of this increase were an increase in legal reserves of approximately $21 million, higher foreign currency losses on balance sheet positions, the absence of prior year interest received on foreign tax audit settlements in Latin America and a $9 million gain on the sale of a partial interest in an equity investment during 2004. Interest and sundry expense for 2004 decreased $27 million compared to 2003. The improvement was primarily attributable to lower losses of $17 million on foreign currency balance sheet positions, primarily in Europe, and a $9 million gain on the sale of a partial interest in an equity investment in Latin America.

INTEREST EXPENSE

 Interest expense in 2005 increased $2 million as compared to 2004. The increase was due primarily to higher interest rates and a shift in global borrowing positions. The primary impact was in Brazil, which experienced both increased borrowing levels and higher interest rates on a year over year basis. The interest expense reduction during 2004 of $9 million was attributable to a lower overall U.S. interest rate environment, a decrease in borrowings in countries with higher interest rates, primarily Europe, and maturity of the $200 million 9% Debentures in March 2003, which was replaced with lower rate debt.

INCOME TAXES

 The effective income tax rate was 28.6% in 2005, 33.9% in 2004 and 35.0% in 2003. A primary driver of the effective tax rate reduction during 2005 was the realization of foreign tax credits associated with a comprehensive plan that simplified the Company's legal structure, thereby permitting the tax-efficient repatriation of offshore cash via foreign tax credits. Additional items impacting the effective tax rate during all periods presented included the settlement of global tax audits and the overall dispersion of global income. (See the income tax rate reconciliation included in Note 13 to the Consolidated Financial Statements for a description of the significant items impacting the consolidated effective income tax rate.)

EQUITY IN EARNINGS (LOSS) OF AFFILIATED COMPANIES AND MINORITY INTERESTS

 Changes in equity in earnings (loss) of affiliated companies and minority interests reflect higher earnings in Latin America and India in 2005 and lower earnings in Latin America and India during 2004.

NET EARNINGS

 Net earnings were $422 million in 2005 versus $406 million and $414 million in 2004 and 2003, respectively. 2005 earnings were impacted by cost-based price adjustments, productivity improvements, administrative cost controls and a reduction in the effective tax rate. These items were partially offset by significantly higher material costs (particularly steel and resins), unfavorable currency fluctuations, increased incentive compensation expense, higher restructuring spending and increased legal reserves. 2004 earnings were significantly impacted by increases in material and logistics costs, particularly in the second half of the year. The higher costs in 2004 were partially offset by productivity improvements, lower foreign currency losses on balance sheet positions, an effective tax rate reduction, lower financing costs, and reduced minority interest earnings.

Millions of dollars, except per share data	2005	2004	2003
Net earnings	$422	$406	$414
Diluted net earnings per share	$6.19	$5.90	$5.91

FORWARD-LOOKING PERSPECTIVE

 During 2005, the Company incurred approximately $530 million of higher material and oil-related costs. In response to these increases, the Company introduced new innovative products, improved productivity, reduced discretionary costs and implemented global cost-based price adjustments in key regions around the world. The combination of these actions contributed to the ability of the Company to deliver a record year of results.

The Company expects positive earnings momentum to continue during 2006. New product introductions, productivity improvements, continued expansion of the Company's global operating platform and strong cost controls are expected to more than offset continued increases in material and oil-related costs.

In 2006, the Company will launch the largest number of new products to market in its history. The Company's innovation product pipeline continues to grow, consumer and trade response to its new offerings has been positive, and the Company continues to consistently execute its strategy of delivering consumer-relevant innovation to markets worldwide.

North America and Europe, the Company's two largest segments, expect 2006 industry growth of approximately 2 to 3% and 1 to 2%, respectively.

Macro-economic conditions in Latin America are expected to remain positive during 2006 and the Company expects industry shipments to increase 6 to 8%.

The Company expects industry shipments within Asia to increase 5 to 7% in 2006.

In December 1996, Multibras and Empresa Brasileira de Compressores S.A. ("Embraco"), Brazilian subsidiaries, were granted additional export incentives in connection with Befiex. These incentives allowed the use of credits as an offset against current Brazilian federal excise tax on domestic sales. During the fourth quarter of 2005, the Company recognized $23 million in export credits. The Company recognized no credits in 2004 and credits of $5 million in 2003. The credits are treated as a reduction of current excise taxes payable and, therefore, as an increase in net sales. At December 31, 2005, the Company's remaining credits are approximately $600 million after adjusting for currency fluctuations and a monetary adjustment. Currently, the Company is unable to recognize these credits but is exploring possible strategies which may permit future recognition of these credits.

CASH FLOWS

 The Consolidated Statements of Cash Flows reflect the changes in cash and equivalents for the last three years by classifying transactions into three major categories: operating, investing and financing activities.

OPERATING ACTIVITIES

 Whirlpool's main source of liquidity is cash generated from operating activities, consisting of net earnings adjusted for non-cash operating items, such as depreciation, and changes in operating assets and liabilities such as receivables, inventories and payables.

The Company's cash provided by operating activities in 2005 increased $87 million over 2004. Cash provided by operating activities benefited from lower inventories, reduced pension contributions and higher accrued expenses for payroll, incentive compensation, restructuring and promotional spending. Results were partially offset by higher accounts receivable balances due mainly to higher sales and lower payables primarily a result of lower inventory levels. Cash flow was also negatively impacted by a decrease in net taxes payable of $105 million, due, in part, to a reduction in tax expense. In 2004, cash provided by operating activities benefited from lower after-tax pension contributions of approximately $62 million and lower restructuring spending of approximately $56 million. In 2004, cash flow was negatively impacted by higher working capital requirements of about $70 million, driven largely by material cost increases and higher inventory levels to support higher volumes and increased trans-regional shipments. In 2003, cash provided by operating activities benefited from higher earnings, primarily within our European and North American business segments, as well as continued

improvement in working capital management. Cash flow was negatively impacted by a voluntary after-tax pension contribution to the Company's U.S. pension plans of $97 million. The 2003 cash flow was also negatively impacted by restructuring spending, primarily related to 2002 projects, as well as the timing of promotional payments.

The Company's free cash flow was $412 million versus $241 million for the years ended December 31, 2005 and 2004, respectively.

The table below reconciles cash provided by operating activities determined in accordance with accounting principles generally accepted in the U.S. ("GAAP") to free cash flow, a non-GAAP measure. Management believes that free cash flow provides both management and shareholders with a relevant measure of liquidity and a useful basis for assessing the Company's ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures but whose calculations may differ from the Company's calculations. As defined by the Company, free cash flow is cash provided by operating activities after capital expenditures, proceeds from the sale of business/assets and dividends paid. The following is a reconciliation of cash provided by operating activities to free cash flow.

	Year ended December 31
Millions of dollars	2005	2004
Cash Provided by Operating Activities	$881	$794
Capital expenditures	(494)	(511)
Proceeds from sale of business/assets	141	74
Dividends paid	(116)	(116)

Free cash flow	$412	$241

Beginning in 2006, the Company will exclude dividends paid from the definition of free cash flow.

INVESTING ACTIVITIES

 The principal recurring investing activities are property additions, which were $494 million, $511 million and $423 million in 2005, 2004 and 2003, respectively. These expenditures are primarily for equipment and tooling, driven by product innovation initiatives, more efficient production methods, and replacement for normal wear and tear. Expenditures are also made to support the Company's global operating platform footprint moves to lower cost locations as well as replacement, regulatory and infrastructure changes.

In each of 2005, 2004 and 2003, Whirlpool entered into separate sale-leaseback transactions whereby the Company sold and leased back certain of its owned properties. Proceeds related to the sale-leaseback of four properties in 2005, net of related fees, were approximately $67 million. In 2004, proceeds related to sale-leasebacks of six properties, net of related fees, were approximately $66 million. In 2003, proceeds related to the sale-leaseback of four properties, net of related fees, were approximately $65 million.

Cash proceeds of $48 million resulted from the sale of a non-core business in Latin America during 2005. See Note 4 to the Consolidated Financial Statements for additional information.

Cash paid in 2005 in connection with the proposed Maytag acquisition totaled $77 million, primarily consisting of $40 million to reimburse Maytag for its payment of a fee to terminate its prior merger agreement with Triton Acquisition Holding Co. and $37 million of professional fees incurred in connection with the proposed acquisition. These costs have been capitalized and are recognized in the other assets line within the Company's Consolidated Balance Sheet. If consummation of the transaction does not occur, the costs will be reclassified to expense.

On November 18, 2002, the Company acquired the remaining 20% interest in Whirlpool Narcissus Shanghai Company Limited ("Narcissus") for $9 million. Subsequent to the purchase, Narcissus was renamed Whirlpool Home Appliance (Shanghai) Co. Ltd. In accordance with the purchase agreement, 40% of the purchase price was paid during 2002, 40% was paid during 2003 and the remaining 20% was paid during 2004.

FINANCING ACTIVITIES

 Total repayments of short-term and long-term debt, net of new borrowings, were $131 million, $58 million and $208 million in 2005, 2004 and 2003, respectively.

During March 2003, the Company redeemed its $200 million 9% Debentures using short-term notes payable.

Dividends paid to stockholders totaled $116 million, $116 million and $94 million in 2005, 2004 and 2003, respectively.

Under its stock repurchase programs, Whirlpool used $34 million, $251 million, and $65 million to purchase approximately 0.5 million, 3.7 million and 1 million shares of common stock in 2005, 2004, and 2003, respectively. See Note 9 to the Consolidated Financial Statements for additional detail on the Company's stock repurchase program.

The Company also redeemed $33 million in preferred stock of its discontinued finance company, Whirlpool Financial Corporation, in 2003. See Note 6 to the Consolidated Financial Statements for additional detail on the Whirlpool Financial Corporation preferred stock.

Whirlpool received proceeds of $102 million in 2005, $64 million in 2004 and $65 million in 2003 related to the exercise of Company stock options. The Company's stock option program is discussed in Notes 1 and 10 to the Consolidated Financial Statements.

FINANCIAL CONDITION AND LIQUIDITY

 The Company's objective is to finance its business through an appropriate mix of long-term and short-term debt. By diversifying its maturity structure, the Company avoids concentrations of debt, reducing liquidity risk. Whirlpool has varying needs for short-term working capital financing as a result of the nature of its business. The volume and timing of refrigeration and air conditioning production impact the Company's cash flows, with increased production in the first half of the year to meet increased demand in the summer months. The Company finances its working capital needs primarily through the commercial paper markets in the U.S., Europe and Canada. These commercial paper programs are supported by committed bank lines. In addition, outside the U.S., short-term funding is also provided by bank borrowings on uncommitted lines. The Company has access to long-term funding in the U.S., European and other public bond markets.

The Company's financial position remains strong. At December 31, 2005 and 2004, Whirlpool's total assets were $8.2 billion. Stockholders' equity increased from $1.6 billion at the end of 2004 to $1.7 billion at the end of 2005. The increase in equity is primarily attributed to net earnings retention and proceeds received from the exercise of stock options. These increases were offset by decreases in equity due to minimum pension liability adjustments and share repurchases.

The Company's overall debt levels have decreased since 2004. Cash flows from operations and proceeds from sales of assets/businesses have been used to repay debt, fund capital expenditures and pay dividends.

On December 2, 2005, the Company entered into an Amended and Restated Long Term Five-Year Credit Agreement (the "Amended and Restated Credit Agreement") by and among the Company, certain other borrowers, the lenders referred to therein, Citibank N.A., as administrative agent and fronting agent, JPMorgan Chase Bank, N.A., as syndication agent, and ABN Amro Bank N.V., Royal Bank of Scotland and Bank of America, as documentation agents, which amends and restates the Amended and Restated Long Term Credit Agreement dated as of May 28, 2004. On December 2, 2005, the parties to the Amended and Restated Credit Agreement also entered into a 364-Day Credit Agreement (the "364-Day Credit Agreement" and together with the Amended and Restated Credit Agreement, the "Credit Facilities").

The Credit Facilities provide for an aggregate of $2.7 billion in committed unsecured revolving credit facilities. The Amended and Restated Credit Agreement consists of a $2.2 billion 5-year credit facility, which includes a $200 million letter of credit subfacility. The 364-Day Credit Agreement consists of a $500 million 364-day credit facility, which may be converted into a term loan. Borrowing capacity of $1.2 billion under the Amended and Restated Credit Agreement became available on December 2, 2005. Borrowing capacity of $500 million under the 364-Day Credit Agreement and the remaining $1.0 billion under the Amended and Restated Credit Agreement will become available upon the Department of Justice's final clearance of the acquisition of Maytag. Borrowings under the Credit Facilities will be available to the Company and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under the facilities, if any, will be guaranteed by the Company. Interest under the Credit Facilities accrues at a variable annual rate based on the London Interbank Offered Rate (LIBOR) plus a margin dependent on the Company's credit rating at that time.

The Credit Facilities require the Company to meet certain financial tests, including a leverage ratio of not more than 3.0 to 1.0 and an interest coverage ratio of not less than 2.0 to 1.0. The Credit Facilities also contain covenants which, among other things, require the Company to deliver to the lenders specified financial information, including annual and quarterly financial information, and limit the Company's ability to (or to permit any subsidiaries to), subject to various exceptions and limitations, (i) merge with other companies, (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets.

On February 7, 2006, the Company filed a shelf registration statement with the United States Securities and Exchange Commission ("SEC") relating to an indeterminate amount of Debt Securities.

In August 2005, in connection with its proposed acquisition of Maytag, Whirlpool was placed on credit watch with negative implications by Standard & Poor's, Moody's Investors Service and Fitch Ratings. No

action has been taken by any of the rating agencies concerning the Company's rating, and action, if any, would be taken after the acquisition of Maytag. The Company does not anticipate that any future adjustments to these ratings would have a material impact on its liquidity. The Company's short-term credit rating has been confirmed, and accordingly, availability of the commercial paper markets remains unchanged.

The Company's Eurobonds of EUR 300 million principal amount will mature in June 2006. The Eurobonds U.S. dollar value at December 31, 2005 was $357 million. The Company anticipates replacing the Eurobonds with a domestic bond offering and commercial paper.

On September 9, 2005, the Company entered into an agreement with Harbor Shores Community Redevelopment Inc. ("Harbor Shores"), a not-for-profit entity, whereby Whirlpool Corporation agreed to loan up to $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores. As of December 31, 2005, $4.5 million had been loaned under this agreement. Membership interests in Harbor Shores are held by three U.S. not-for-profit entities, including Whirlpool Foundation. Certain current and former members of the Whirlpool Corporation management team are involved in the Harbor Shores project, including Whirlpool's current CFO and its former CEO, both of whom are trustees and officers of Harbor Shores. None of these individuals receives any compensation from the Company or the Whirlpool Foundation for their services to Harbor Shores. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan, into a residential and commercial community with a goal of spurring economic development and further increasing the attractiveness of employment in southwest Michigan.

On December 12, 2005, the Company announced that it invested $250 million in its North American manufacturing base during 2005. In the last 12 months, the Company has made improvements to its washer and dryer facilities in Ohio, began production of formed door refrigerators in Fort Smith, Arkansas and begun production of a new clothes washer in Monterrey, Mexico. In addition, the Company has completed the construction of a refrigerator plant in Ramos Arizpe, Mexico that will begin producing refrigerators later in 2006. These investments continue the Company's ongoing effort to expand its innovation capability and optimize its global operating platform.

OFF-BALANCE SHEET ARRANGEMENTS

 The Company has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from the Company, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2005 and 2004, these amounts totaled $236 million and $184 million, respectively. The only recourse the Company has related to these agreements would be legal or administrative collection efforts directed against the customer.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

 The following table summarizes the Company's expected cash outflows resulting from financial contracts and commitments.

	Payments due by period
Millions of dollars	Total	2006	2007 & 2008	2009 & 2010	Thereafter
Debt obligations(1)	$1,110	$365	$136	$367	$242
Operating lease obligations	250	85	112	44	9
Purchase obligations	1,131	224	429	389	89
Long-term liabilities(2)	107	107	—	—	—

Total	$2,598	$781	$677	$800	$340

(1)
The amounts in debt obligations do not include an estimate of future interest payments. See Note 6 to the Consolidated Financial Statements for additional information regarding the Eurobond maturity in 2006.

(2)
The amounts in long-term liabilities include the Company's expected 2006 voluntary U.S. pension and foreign pension fund contributions, and expected benefit payments under the postretirement health care benefit plans. Required contributions for future years depend on certain factors that cannot be determined at this time.

The goal of the Company's global operating platform is to enhance the Company's competitive position in the global home appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global products, brands and customers. The Company intends to make additional investments to improve its competitiveness in fiscal 2006. Capital spending is expected to be between $500 million and $525 million in 2006 in support of the Company's investment in innovative product technologies and its global operating platform initiatives. The Company expects that higher cash flow from operations will more than offset increased capital spending.

During 2004, Whirlpool's Board of Directors increased the quarterly dividend from 34 cents per share to 43 cents per share.

The Company believes that its capital resources and liquidity position at December 31, 2005, coupled with its planned cash flow generated from operations in 2006, are adequate to support higher capital spending, continued dividend payments, repayment of debt and to meet anticipated business needs to fund future growth opportunities, including the cash portion of the consideration for the proposed acquisition of Maytag and assumption of Maytag debt. Currently, the Company has access to capital markets in the U.S. and internationally.

PENDING MAYTAG ACQUISITION

 On August 22, 2005, Whirlpool entered into a definitive merger agreement with Maytag to acquire all outstanding shares of Maytag common stock. The aggregate transaction value, including the payment to Maytag stockholders of approximately $850 million in cash and between 9.2 million and 11.3 million shares of Whirlpool common stock and assumption of approximately $972 million of Maytag debt (based on Maytag stock, exercisable stock options and debt reported outstanding as of December 31, 2005), is approximately $2.7 billion. The number of shares of Whirlpool common stock to be issued will depend on the volume weighted average trading prices of Whirlpool common stock during a twenty trading day period ending shortly before completion of the merger. The transaction was approved by Maytag shareholders on December 22, 2005 and is pending regulatory clearance as discussed below.

Whirlpool has sufficient resources to finance the acquisition. The acquisition and upcoming debt maturities of the combined company are expected to be financed initially through commercial paper supported by existing bank agreements and with new committed bank facilities. The Company expects to eventually refinance a portion of its commercial paper in the capital markets.

Whirlpool currently expects the merger with Maytag to generate approximately $300 million to $400 million of annual pre-tax cost savings by the third year following completion of the merger. Efficiencies are expected to come from all areas across the value chain, including product manufacturing and marketing, global procurement, logistics, infrastructure and support areas. Achieving these efficiencies will require one-time costs and capital investments currently estimated to be in the range of $350 million to $500 million, a majority of which currently are anticipated to be capitalized or accrued in purchase accounting. Whirlpool currently anticipates incurring these costs during the first two years following completion of the merger.

The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. On December 1, 2005, Whirlpool and Maytag announced that they had certified substantial compliance with the Antitrust Division of the Department of Justice in response to a request for additional information ("second request") and had agreed not to close the proposed merger before February 27, 2006, without the Antitrust Division's concurrence, recognizing that the Antitrust Division could request additional time for review. On February 13, 2006, Whirlpool and Maytag announced that they agreed with the Antitrust Division to a limited extension of time to complete the review of the proposed merger. The companies have agreed not to close the transaction before March 30, 2006 without the Antitrust Division's concurrence.

Whirlpool and Maytag are working closely with the Department of Justice and continue to cooperate fully with its investigation and respond promptly to its inquiries.

On August 22, 2005, Whirlpool paid Maytag $40 million to reimburse Maytag for its payment of a fee to terminate its prior merger agreement with Triton Acquisition Holding Co. Whirlpool has agreed to pay up to $15 million to assist Maytag in retaining key employees while the merger is pending. Whirlpool also has agreed to pay Maytag a "reverse break-up fee" of $120 million under certain circumstances if the transaction cannot be closed due to an inability to obtain regulatory clearance.

OTHER MATTERS

 On February 25, 2005, the Company announced the recall of approximately 162,000 under-the-counter plastic tall tub dishwashers due to a potential safety issue. There have been no reports of personal injury or property damage associated with these dishwashers. The Company also is undertaking the repair of up to an additional 223,000 of these dishwashers for a separate quality issue. The Company accrued $17.1 million related to the quality issues within cost of products sold during the fourth quarter of 2004. During 2005, the estimated cost to recall and repair these units was reduced to $13.7 million primarily due to the recovery of certain costs from a parts supplier. The remaining accrual amount for cost and a receivable from the supplier were not material at December 31, 2005.

Two purported class action lawsuits have been filed against the Company, one in a Missouri state court and one in an Illinois state court, each alleging breach of warranty, fraud, and violation of state consumer protection acts in selling tall tub dishwashers. There are no allegations of any personal injury or property damage and the complaints seek unspecified compensatory damages. The Company believes these suits are without merit, intends to vigorously defend these actions, and at this point cannot reasonably estimate a possible range of loss, if any.

Whirlpool is currently monitoring a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002. Whirlpool currently estimates that its potential cost from this matter ranges from zero to $235 million, depending on whether the cost of any such corrective action is borne initially by Whirlpool or the supplier, and, if initially borne by Whirlpool, whether Whirlpool will be successful in recovering its costs from the supplier. In addition, Whirlpool could incur other costs arising out of this matter, which cannot currently be estimated but could be material. No amounts have been recognized as of December 31, 2005.

In 2003, the Company recognized pre-tax charges of $16 million primarily for final expenses related to the 2001 recall of microwave oven hood units.

Pension and Postretirement Medical Benefit Plans

 Whirlpool also contributed approximately $15 million to its U.S. pension plans during 2005, of which $13 million was a voluntary contribution to its funded plans and $2 million was required. The Company also contributed $25 million to its foreign pension plans during 2005. At December 31, 2005, the Company's defined benefit pension plans still remain underfunded on a combined basis. For the obligations and funded status of the U.S. and foreign plans, see Note 14 to the Consolidated Financial Statements.

The Company recognized consolidated pre-tax pension cost of $94 million, $91 million and $78 million in 2005, 2004 and 2003, respectively. Consolidated pension cost in 2006 is anticipated to be approximately $95 million, relatively unchanged from 2005. The Company currently expects that U.S. pension costs for 2006 will be approximately $72 million, using an expected rate of return on assets assumption of 8.5% and a discount rate of 5.6%. The $72 million compares to pension cost of $66 million in 2005.

U.S. pension plans comprise 86% of the Company's projected benefit obligation. The discount rate and expected return on asset assumptions used in determining the Company's U.S. pension benefit obligations and costs are as follows:

	Weighted-average discount rate	Expected return on assets
Benefit obligation — December 31
2005	5.60%	N/A
2004	5.80%	N/A
Pension cost
2006	5.60%	8.50%
2005	5.80%	8.75%
2004	6.00%	8.75%

The Company's expected return on assets assumption of 8.5% was based on historical asset returns for publicly traded equity and fixed income securities tracked between 1926 and 2005 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted average return was rounded to the nearest quarter of one percent. The Company uses a measurement date of December 31.

On November 14, 2005, the Company amended the Whirlpool Employees Pension Plan (the "WEPP"). The amendment will be reflected in the Company's 2006 pension cost and did not affect the accumulated benefit obligation (the "ABO") or projected benefit obligation (the "PBO") at December 31, 2005.

In January 2005, the Company amended the WEPP. The Company remeasured the net periodic cost and funded status of the plan at January 1, 2005 to reflect the amendment. The amendment reduced the PBO by approximately $80 million. The ABO was not affected by the amendment since the accrued benefits as of December 31, 2005 were not affected by this change. See Note 14 to the Consolidated Financial Statements for additional information.

In addition to pension plans, the Company sponsors plans to provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The postretirement health care plans are generally contributory with participants' contributions adjusted annually and include cost-sharing provisions that limit the Company's exposure for recent and future retirees. The plans are unfunded. The Company has reserved the right to modify the benefits. In June 2003, the Company announced a modification to its U.S. retiree health care plans that affects certain future and current retirees and is based on a Retiree Healthcare Savings Account ("RHSA"), where notional accounts are established for eligible active U.S. paid employees. The accounts reflect each year of service beginning at age 40 and is designed to provide employees who retire after December 31, 2003 from Whirlpool with credits to apply towards health care premiums. In June 2003, the Company recorded a one-time curtailment gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. The Company provides no significant postretirement medical benefits to non-U.S. employees.

At December 31, 2004 and 2005, discount rates were determined individually for each of its pension plans and the post-retirement plan based on the yield of AA rated non-callable (or callable with make whole provisions) bonds.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act established a prescription drug benefit program under Medicare, known as Part D, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Part D. In 2004, the Company measured the effects of the Act following the guidance in FASB Staff Position ("FSP") 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." For the year ended December 31, 2004, the Company reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2, which caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost recognized by approximately $15 million.

Legal Proceedings

 The Company is currently a defendant in 11 purported class action lawsuits in 11 states related to its Calypso clothes washing machine. Two of the original purported class actions have been dismissed. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty based on the allegations that the washing machines have various defects. There are no allegations of any personal injury, catastrophic property damage, or safety risk. The complaints generally seek unspecified compensatory, consequential, and punitive damages. The Company believes these suits are without merit and intends to vigorously defend these actions. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

In early 2004, Maytag filed a lawsuit against the Company for patent infringement. The suit seeks unspecified damages and an injunction against the continued production or sale of the alleged infringed patented product. The Company believes this suit is without merit, and at this point cannot reasonably estimate a possible range of loss, if any. The suit has been stayed pending the outcome of the pending Maytag acquisition.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a "Declaration of Non-Enforceability of Obligations" relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Company provided for the potential exposure resulting from this litigation during 2005.

The Company is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Other

 The Brazilian Constitution provides the basis for tax credits on purchases of raw materials used in production. The credit applies to purchases of raw materials that are tax exempt or have a zero tax rate. Several court decisions supported that tax credit and, during 2003 and 2004, the Company calculated tax credits under this provision. The original amount recorded as tax credits is approximately $22 million. The recorded tax credits are currently being challenged in Brazilian courts. At this point, the Company cannot reasonably estimate the potential impact, if any, to its consolidated financial position or consolidated results of operations. No tax credits were recorded in 2005.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

 Management has evaluated the accounting policies used in the preparation of the accompanying Consolidated Financial Statements and related notes and believes those policies to be reasonable and appropriate. The Company's accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain of these accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company's critical accounting policies include the following:

Pension and Other Postretirement Benefits — Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee's expected period of employment with the Company. The determination of the Company's obligation and expense for these costs requires the use of certain assumptions. Those assumptions are included in Note 14 to the Consolidated Financial Statements and include, among others, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on, interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from the Company's assumptions are accumulated and amortized over future periods and therefore, generally affect its recognized expense and accrued liability in such future periods. While the Company believes that its assumptions are appropriate given current economic conditions and its actual experience, significant differences in results or significant changes in the Company's assumptions may materially affect its pension and other postretirement obligations and related future expense. As required by Statements of Financial Accounting Standards ("SFAS") No. 87, SFAS No. 132 (revised 2003) and SFAS No. 106, Whirlpool's pension and other postretirement benefit obligations as of December 31, 2005 and preliminary retirement benefit costs for the 2006 fiscal year were prepared using the assumptions that were determined at December 31, 2005. The following table highlights the sensitivity of Whirlpool's December 31, 2005 retirement obligations and 2006 retirement benefit costs of its U.S. plans to changes in the key assumptions used to determine those results:

Millions of dollars

Change in assumption	Estimated increase (decrease) in 2006 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2005	Estimated increase (decrease) in 2006 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2005
0.25% increase in discount rate	$(6.1)	$(58.2)	$(1.1)	$(16.6)

0.25% decrease in discount rate	$6.1	$59.9	$1.1	$17.1

0.25% increase in long-term return on assets	$(4.2)	N/A	N/A	N/A

0.25% decrease in long-term return on assets	$4.2	N/A	N/A	N/A

0.50% increase in discount rate	$(12.1)	$(114.8)	$(2.3)	$(32.8)

0.50% decrease in discount rate	$12.3	$121.7	$2.3	$34.6

0.50% increase in long-term return on assets	$(8.5)	N/A	N/A	N/A

0.50% decrease in long-term return on assets	$8.5	N/A	N/A	N/A

The analysis is an estimate only. These sensitivities may not be appropriate to use for other years' financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results.

Income Taxes — As part of the process of preparing its Consolidated Financial Statements, the Company estimates its income taxes in each of the taxing jurisdictions in which it operates. This process involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with SFAS No. 109, "Accounting for Income Taxes." These differences may result in deferred tax assets and liabilities, which are included in the Company's Consolidated Balance Sheets. The Company is required to assess the likelihood that its deferred tax assets, which include net operating loss carryforwards and temporary differences that are expected to be deductible in future years, will be recoverable. Realization of the Company's net operating loss deferred tax assets is supported by specific tax strategies and consider planned projections of future profitability. If recovery is not likely, the Company provides a valuation allowance based on its estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income was lower than expected or if tax-planning strategies were not available as anticipated, the Company may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amounts, an adjustment to the deferred tax asset would increase income in the period such determination is made. As of December 31, 2005 and 2004, the Company had total deferred tax assets of $923 million and $885 million, respectively, net of valuation allowances of $114 million and $105 million, respectively (see Note 13 to the Consolidated Financial Statements). The Company's effective tax rate has ranged from 28.6% to 46.2% over the past five years and has been influenced by audit settlements, tax planning strategies, enacted legislation, and dispersion of global income. A 1% increase in the Company's effective tax rate would have decreased 2005 earnings by approximately $6 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, and business profitability.

In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. In the opinion of management, adequate provisions for income taxes have been made for all years.

Product Recall — The establishment of a liability for product recall expenses is occasionally required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. This rate reflects several factors, including the type of product, the year manufactured, age of the product sold and current and past experience factors. Significant differences between the Company's assumptions and its actual experience or significant changes in its assumptions could have a material impact on the Company's product recall reserves.

Befiex Credits — As discussed above, prior to 2005, the Company's Brazilian operations had recognized tax credits under Befiex, which reduces Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations' recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, the Company recognized approximately $23 million of export credits in December 2005 that is expected to be monetized by the end of the first quarter of 2006.

Warranty Obligations — The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects management's best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change the Company's estimates and require adjustments to the warranty obligation. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. See Note 7 to the Consolidated Financial Statements for a summary of the activity in the Company's product warranty accounts for 2005 and 2004.

NEW ACCOUNTING PRONOUNCEMENTS

 In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (R), "Share-Based Payments." SFAS No. 123 (R) requires the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123 (R) was originally effective for periods beginning after June 15, 2005;

however, in April 2005, the SEC changed the effective date of SFAS No. 123 (R) to fiscal years beginning after June 15, 2005 for non-small business issuers. SFAS No. 123 (R) provides alternative methods of adoption, which include a modified prospective application and a modified retroactive application. On January 1, 2006, the Company will adopt the provisions of SFAS No. 123 (R) and will apply the modified prospective method that requires entities to recognize compensation costs in financial statements issued after the date of adoption for all share-based payments granted, modified or settled after the date of adoption as well as for any awards that were granted and unvested prior to the adoption date. The adoption of FAS 123 (R) is expected to result in additional pre-tax expense of approximately $7 million in 2006.

In November 2004, FASB issued SFAS No. 151, "Inventory Costs, an Amendment of ARB No. 43 Chapter 4." SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling be recognized as current-period charges rather than being included in inventory, regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. SFAS No. 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will adopt this standard beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on the Company's results of operations or financial position as such costs have historically been expensed as incurred.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-Monetary Assets — an Amendment of APB Opinion No. 29," which addresses the measurement of exchanges of non-monetary assets. SFAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance. SFAS No. 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods after June 15, 2005. The implementation of SFAS No. 153 did not have a material impact on the Company's results of operations or financial position.

In March 2005, the FASB issued Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143." FIN 47 clarifies that SFAS No. 143, "Accounting for Asset Retirement Obligations," requires that an entity recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The implementation of FIN 47 did not have a material impact on the Company's results of operations or financial position.

In June 2005, the FASB issued FSP No. 143-1, "Accounting for Electronic Equipment Waste Obligations." The FSP addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with WEEE issued by the EU on February 13, 2003. This Directive requires EU-member states to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of such equipment under the WEEE legislation if they are participating in the market as of August 13, 2005. As of December 31, 2005, while many EU-member states had enacted legislation, several major EU-member states were still in the drafting process. As a result, final estimates regarding the financial impact from WEEE legislation on the Company cannot be made at this time. The Company continues to evaluate the impact of the WEEE legislation as EU-member states implement guidance and will account for related costs accordingly.

MARKET RISK

 The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect the Company's operating results and overall financial condition. Whirlpool manages its exposure to these market risks through its operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with a diversified group of investment grade counterparties to reduce exposure to nonperformance on such instruments. The Company's sensitivity analysis reflects the effects of changes in market risk.

Whirlpool uses foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to its ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2005, a 10% unfavorable exchange rate movement in each currency in the Company's portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $54 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $47 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the remeasurement of the underlying exposures.

The Company enters into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2005, a 10% unfavorable shift in commodity prices would have resulted in an incremental loss of approximately $18 million in the commodity swap contracts, while a 10% favorable shift would have resulted in an incremental gain of approximately $19 million.

Whirlpool utilizes interest rate swaps to hedge the Company's interest rate risk. As of December 31, 2005, a 10% shift in interest rates would have resulted in an incremental $7 million gain or loss related to these contracts.

FORWARD-LOOKING STATEMENTS

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Management's Discussion and Analysis and other sections of this report contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance.

Certain statements contained in this Financial Supplement, including those within the forward-looking perspective section within this Management's Discussion and Analysis, and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast," and similar words or expressions. The Company's forward-looking statements generally relate to its growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow and material and oil-related costs, as well as expectations as to the closing of the proposed merger with Maytag. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool's ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool's 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) industry demand, which reflects factors such as gross domestic product, consumer interest rates, consumer confidence, housing starts, sales of existing homes and the level of mortgage refinancing; (4) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (8) the cost of compliance with environmental and health and safety regulations, including new regulations in Europe regarding appliance disposal; (9) potential exposure to product liability claims including the outcome of Whirlpool's previously-announced investigation of a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002; (10) the impact of labor relations; (11) Whirlpool's ability to obtain and protect intellectual property rights; (12) the ability of Whirlpool to manage foreign currency and its effective tax rate; (13) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic markets, including uncertainty and disruptions arising from natural disasters, including possible effects of recent U.S. hurricanes or terrorist activities; and (14) risks associated with operations outside the U.S. Other such factors relate to Whirlpool's pending merger with Maytag, including (1) the ability of Whirlpool and Maytag to satisfy the conditions to closing (including regulatory approval) and the costs and consequences of not closing; (2) the effect on Maytag's business of the pending transaction; and (3) in the event the merger is completed, Whirlpool's ability to integrate the business of Maytag on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs.

The Company undertakes no obligation to update any forward-looking statement, and investors are advised to review disclosures in the Company's filings with the SEC. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could cause actual results to differ from forward-looking statements. Additional information concerning these factors can be found in "Risk Factors." See Item 1A, Risk Factors, to Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31

(Millions of dollars, except per share data)

	2005	2004	2003
Net sales	$14,317	$13,220	$12,176
Expenses
Cost of products sold	11,269	10,358	9,423
Selling, general and administrative	2,199	2,089	1,920
Restructuring costs	57	15	3

Operating profit	792	758	830
Other income (expense)
Interest and sundry income (expense)	(65)	(14)	(41)
Interest expense	(130)	(128)	(137)

Earnings before income taxes and other items	597	616	652
Income taxes	171	209	228

Earnings before equity earnings and minority interests	426	407	424
Equity in income (loss) of affiliated companies	1	(1)	—
Minority interests	(5)	—	(10)

Net earnings	$422	$406	$414

Per share of common stock
Basic net earnings	$6.30	$6.02	$6.03

Diluted net earnings	$6.19	$5.90	$5.91

Dividends	$1.72	$1.72	$1.36
Weighted-average shares outstanding (in millions):
Basic	67.1	67.4	68.7
Diluted	68.3	68.9	70.1

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	December 31
	2005	2004
ASSETS
Current Assets
Cash and equivalents	$524	$243
Trade receivables, less allowances (2005: $76; 2004: $107)	2,081	2,032
Inventories	1,591	1,701
Prepaid expenses	95	74
Deferred income taxes	134	189
Other current assets	285	275

Total Current Assets	4,710	4,514

Other Assets
Investment in affiliated companies	28	16
Goodwill	169	168
Other intangibles, net	115	108
Deferred income taxes	472	323
Prepaid pension costs	—	329
Other assets	243	140

	1,027	1,084

Property, Plant and Equipment
Land	80	91
Buildings	1,033	1,073
Machinery and equipment	6,108	5,933
Accumulated depreciation	(4,710)	(4,514)

	2,511	2,583

Total Assets	$8,248	$8,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	$131	$244
Accounts payable	2,330	2,297
Employee compensation	352	300
Deferred income taxes	61	57
Accrued expenses	880	811
Restructuring costs	19	13
Income taxes	18	110
Other current liabilities	145	146
Current maturities of long-term debt	365	7

Total Current Liabilities	4,301	3,985

Other Liabilities
Deferred income taxes	167	240
Pension benefits	467	367
Postemployment benefits	511	499
Other liabilities	220	256
Long-term debt	745	1,160

	2,110	2,522

Minority Interests	92	68
Stockholders' Equity
Common stock, $1 par value:	92	90
Authorized—250 million shares
Issued—92 million shares (2005); 90 million shares (2004)
Outstanding—68 million shares (2005); 67 million shares (2004)
Paid-in capital	863	737
Retained earnings	2,902	2,596
Accumulated other comprehensive loss	(862)	(601)
Treasury stock—24 million shares (2005); 23 million shares (2004)	(1,250)	(1,216)

Total Stockholders' Equity	1,745	1,606

Total Liabilities and Stockholders' Equity	$8,248	$8,181

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2005	2004	2003
Operating Activities
Net earnings	$422	$406	$414
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in (earnings) losses of affiliated companies, less dividends received	(1)	1	—
(Gain) loss on disposition of assets	(39)	(7)	6
Gain on disposition of business	(9)	—	—
Depreciation and amortization	442	445	427
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	(173)	(16)	4
Inventories	37	(266)	(127)
Accounts payable	87	253	163
Restructuring charges, net of cash paid	8	(33)	(89)
Taxes deferred and payable, net	(105)	(18)	55
Accrued pension	47	6	(109)
Accrued payroll and other compensation	79	(23)	24
Other—net	86	46	(24)

Cash Provided By Operating Activities	$881	$794	$744

Investing Activities
Capital expenditures	$(494)	$(511)	$(423)
Proceeds from sale of assets	93	74	75
Proceeds from sale of business	48	—	—
Acquisitions of businesses, less cash acquired	(77)	(2)	(4)

Cash Used For Investing Activities	$(430)	$(439)	$(352)

Financing Activities
Net (repayments) proceeds of short-term borrowings	$(124)	$(37)	$7
Proceeds of long-term debt	—	—	6
Repayments of long-term debt	(7)	(21)	(221)
Dividends paid	(116)	(116)	(94)
Purchase of treasury stock	(34)	(251)	(65)
Redemption of WFC preferred stock	—	—	(33)
Common stock issued under stock plans	102	64	65
Other	12	3	(10)

Cash Used For Financing Activities	$(167)	$(358)	$(345)

Effect of Exchange Rate Changes on Cash and Equivalents	$(3)	$(3)	$10

Increase (Decrease) in Cash and Equivalents	$281	$(6)	$57
Cash and Equivalents at Beginning of Year	243	249	192

Cash and Equivalents at End of Year	$524	$243	$249

See Notes to Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Year ended December 31

(Millions of dollars)

	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock / Paid-in-Capital	Common Stock
Balances, December 31, 2002	$739	$1,985	$(999)	$(334)	$87
Comprehensive income
Net earnings	414	414	—	—	—
Unrealized loss on derivative instruments	(5)	—	(5)	—	—
Minimum pension liability adjustment, net of tax of $75	118	—	118	—	—
Foreign currency items, net of tax of $5	129	—	129	—	—

Comprehensive income	656

Common stock repurchased, net of reissuances	(49)	—	—	(49)	—
Common stock issued	78	—	—	77	1
Dividends declared on common stock	(123)	(123)	—	—	—

Balances, December 31, 2003	$1,301	$2,276	$(757)	$(306)	$88

Comprehensive income
Net earnings	406	406	—	—	—
Unrealized gain on derivative instruments	13	—	13	—	—
Minimum pension liability adjustment, net of tax of $14	(31)	—	(31)	—	—
Foreign currency items, net of tax of $14	174	—	174	—	—

Comprehensive income	562

Common stock repurchased, net of reissuances	(251)	—	—	(251)	—
Common stock issued	80	—	—	78	2
Dividends declared on common stock	(86)	(86)	—	—	—

Balances, December 31, 2004	$1,606	$2,596	$(601)	$(479)	$90

Comprehensive income
Net earnings	422	422	—	—	—
Unrealized gain on derivative instruments	12	—	12	—	—
Minimum pension liability adjustment, net of tax of $141	(248)	—	(248)	—	—
Foreign currency items, net of tax of $12	(25)	—	(25)	—	—

Comprehensive income	161

Common stock repurchased, net of reissuances	(34)	—	—	(34)	—
Common stock issued	128	—	—	126	2
Dividends declared on common stock	(116)	(116)	—	—	—

Balances, December 31, 2005	$1,745	$2,902	$(862)	$(387)	$92

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Nature of Operations

Whirlpool Corporation is a leading global manufacturer and marketer of major home appliances. The Company manufactures in 12 countries under nine principal brand names and markets products to distributors and retailers in more than 170 countries.

Principles of Consolidation

The Consolidated Financial Statements include all majority-owned subsidiaries. Investments in affiliated companies consist of a 40% voting interest in an international company engaged in the sale of major home appliances, a 30% interest in an international company engaged in the sale of extended warranty contracts and a 25% interest in an international company engaged in the sale of kitchen cabinets. These companies are accounted for by the equity method. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms. For the majority of the Company's sales, title is transferred to the customer as soon as the product is shipped. For a portion of the Company's sales, primarily in Europe, title is transferred to the customer upon receipt of the product at the customer's location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. The Company's policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

Freight and warehousing costs included in selling, general and administrative expenses in the statements of operations were $800 million, $723 million and $576 million in 2005, 2004 and 2003, respectively.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out ("FIFO") cost, except U.S. production inventories, which are stated at last-in, first-out ("LIFO") cost, and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Useful lives for buildings range from 25 to 40 years and for machinery and equipment range from 3 to 10 years. Assets recorded under capital leases are included in property, plant and equipment.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $339 million, $315 million and $285 million in 2005, 2004 and 2003, respectively.

Advertising Costs

Advertising costs are charged to expense as incurred. Such costs were $239 million, $221 million and $170 million in 2005, 2004 and 2003, respectively.

Contingent Tax Matters

The Company establishes liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known.

Foreign Currency Translation

The functional currency for the Company's international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries utilize the U.S. dollar as the functional currency.

Derivative Financial Instruments

The Company recognizes all of its derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Changes in the fair value of hedge assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that are designated and qualify as hedging instruments, the Company must further designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation.

Cash flow hedges are hedges that use derivatives to offset the variability of expected future cash flows. The effective portion of the unrealized gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the unrealized gain or loss on the derivative instrument, if any, is recognized in interest and sundry income/expense in current earnings during the period of change.

Fair value hedges are hedges that mitigate the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The gain or loss on a derivative instrument designated as a fair value hedge and the offsetting loss or gain on the hedged item are recognized in the same line item associated with the hedged item in current earnings during the period of the change in fair values.

Net investment hedge designation refers to the use of derivative contracts or cash instruments to hedge the foreign currency exposure of a net investment in a foreign operation. For those derivatives that qualify as net investment hedges, the effective portion of any unrealized gain or loss is reported in accumulated other comprehensive income as part of the cumulative translation adjustment. Any ineffective portion of net investment hedges is recognized in interest and sundry income/expense in current earnings during the period of change.

For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in interest and sundry income/expense in current earnings during the period of change.

Stock-Based Employee Compensation

Stock option and incentive plans are accounted for under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. The Company has adopted the disclosure provisions of SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure" but has not adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended. Had the Company elected to adopt the recognition provisions of SFAS No. 123, pro-forma net earnings and diluted net earnings per share would be as follows:

Year ended December 31 (Millions of dollars, except per share data)	2005	2004	2003
Compensation cost included in earnings as reported (net of tax benefits)	$15	$9	$13
Pro-forma total fair value compensation cost (net of tax benefits)	$19	$17	$25
Net earnings:
As reported	$422	$406	$414
Pro-forma	418	398	402
Basic net earnings per share:
As reported	$6.30	$6.02	$6.03
Pro-forma	6.23	5.90	5.86
Diluted net earnings per share:
As reported	$6.19	$5.90	$5.91
Pro-forma	6.13	5.78	5.74

Net Earnings Per Common Share

Diluted net earnings per share of common stock includes the dilutive effect of stock options and stock based compensation plans. For the years ended December 31, 2005, 2004 and 2003, a total of approximately 576,000 options, 1,831,000 options and 1,803,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings per share were calculated as follows:

Millions of dollars and shares	2005	2004	2003
Numerator for basic and diluted earnings per share — net earnings	$422	$406	$414

Denominator for basic earnings per share — weighted-average shares	67.1	67.4	68.7
Effect of dilutive securities — stock-based compensation	1.2	1.5	1.4

Denominator for diluted earnings per share — adjusted weighted-average shares	68.3	68.9	70.1

Reclassifications

Certain reclassifications have been made to prior year data to conform to the current year presentation which had no effect on net income reported for any period.

(2) NEW ACCOUNTING STANDARDS

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (R), "Share-Based Payments." SFAS No. 123 (R) requires the Company to measure all employee stock-based compensation awards using a fair-value method and record such expense in its consolidated financial statements. SFAS No. 123 (R) was originally effective for periods beginning after June 15, 2005; however, in April 2005, the Securities and Exchange Commission ("SEC") changed the effective date of SFAS No. 123 (R) to fiscal years beginning after June 15, 2005 for non-small business issuers. SFAS No. 123 (R) provides alternative methods of adoption, which include a modified prospective application and a modified retroactive application. On January 1, 2006 the Company will apply the modified prospective method which requires entities to recognize compensation costs in financial statements issued after the date of adoption for all share-based payments granted, modified or settled after the date of adoption as well as for any awards that were granted and unvested prior to the adoption date. The adoption of FAS 123 (R) is not expected to have a material impact on the Company's results of operations or financial position.

In November 2004, FASB issued SFAS No. 151, "Inventory Costs, an Amendment of ARB No. 43 Chapter 4." SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling be recognized as current-period charges rather than being included in inventory, regardless of whether the costs meet the criterion of abnormal as defined in ARB 43. SFAS No. 151 is applicable for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 151 will have a material impact on the Company's results of operations or financial position; as such costs have historically been expensed as incurred.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-Monetary Assets—an Amendment of APB Opinion No. 29," which addresses the measurement of exchanges of non-monetary assets. SFAS No. 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance. SFAS No. 153 specifies that a non-monetary exchange has commercial substance if the future cash flows of an entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods after June 15, 2005. The implementation of SFAS No. 153 is not expected to have a material impact on the Company's results of operations or financial position.

In March 2005, the FASB issued Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143." FIN 47 clarifies that SFAS

No. 143, "Accounting for Asset Retirement Obligations," requires that an entity recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The implementation of FIN 47 did not have a material impact on the Company's results of operations or financial position.

In June 2005, the FASB issued FASB Staff Position ("FSP") No. 143-1, "Accounting for Electronic Equipment Waste Obligations." The FSP addresses accounting by commercial users and producers of electrical and electronic equipment, in connection with Directive 2002/96/EC on Waste Electrical and Electronic Equipment ("WEEE") issued by the European Union ("EU") on February 13, 2003. This Directive requires EU-member states to adopt legislation to regulate the collection, treatment, recovery, and environmentally sound disposal of electrical and electronic waste equipment, and sets forth certain obligations relating to covering the cost of disposal of such equipment by commercial users. Producers will also be required to cover the cost of disposal of such equipment under the WEEE legislation if they are participating in the market as of August 13, 2005. As of December 31, 2005, while many EU-member states had enacted legislation, several major EU-member states were still in the drafting process. As a result, final estimates regarding the financial impact from WEEE legislation on the Company cannot be made at this time. The Company continues to evaluate the impact of the WEEE legislation as EU-member states implement guidance and will account for related costs accordingly.

(3) GOODWILL AND OTHER INTANGIBLES

Goodwill

Under SFAS No. 142, goodwill and indefinite-lived intangibles are no longer amortized and are subject to an annual impairment analysis, performed during the fourth quarter of each year. The Company determines the fair value of each reporting unit using a discounted cash flow approach. The Company has determined its reporting units are: North America, Europe, Multibras and Embraco (which combined are Latin America), and Asia. The Company performed the annual impairment tests and determined there was no impairment of remaining goodwill for the years ended December 31, 2005, 2004 and 2003.

The following table summarizes the changes in the carrying amount of goodwill:

	December 31
Reporting Unit—Millions of dollars
	2005	2004
North America	$165	$164
Latin America	4	4

Total	$169	$168

The $1 million increase in the carrying value of North America goodwill is related to the effects of currency translation for its Canadian subsidiary.

Other Intangible Assets

The carrying amounts of other intangibles are comprised of the following:

	December 31
Millions of dollars
	2005	2004
Trademarks (indefinite-lived)	$51	$53
Patents and non-compete agreements	—	3
Pension related	64	52

Total other intangible assets, net	$115	$108

The balances include trademarks acquired as part of the Whirlpool Mexico and Polar S.A. ("Polar") acquisitions in 2002 and intangible assets related to minimum pension liabilities (see Note 14). Accumulated amortization totaled $4 million and $3 million at December 31, 2005 and 2004. During 2005 and 2004, fully amortized intangible assets were removed from the Company's Consolidated Balance Sheet.

(4) BUSINESS ACQUISITIONS / DISPOSITIONS

Polar

On June 5, 2002, the Company acquired 95% of the shares of Polar, a leading major home appliance manufacturer in Poland. The results of Polar's operations have been included in the Consolidated Financial Statements within the Europe operating segment since that date. The aggregate purchase price was $27 million in cash plus outstanding debt at the time of acquisition, which totaled $19 million. The transaction also generated $17 million in indefinite-lived intangible assets related to trademarks owned by Polar. During 2003, Whirlpool acquired the remaining 5% of the shares of Polar.

MASA

In September 2005, the Company completed the sale of its 93% interest in Multibras da Amazonia S.A. ("MASA"), an injection molding subsidiary located in Manaus, Brazil, to Flextronics Plasticos Ltda. Proceeds from the sale were $48 million, and a $9 million pre-tax gain from the sale is included in the interest and sundry income/expense line of the Company's 2005 Consolidated Statements of Operations. Whirlpool will continue to purchase certain products from Multibras da Amazonia S.A. The entity was not a significant subsidiary, and accordingly, pro-forma results of operations have not been provided.

Other

On September 30, 2003, the Company completed the sale of its interest in Wellmann to Alno, both companies being prominent German kitchen cabinet manufacturers. The sale did not have a material impact to the Company's financial position or results of operations. The Company has a 25% interest in Alno after increasing its interest from 13% during 2005. The increased investment, as well as the Company's interest in the results of operations of Alno during 2005 were not material. The Company analyzed the provisions of FASB Interpretation No. ("FIN") 46 with respect to its interest in Alno and determined that Alno did not meet the definition of a variable interest entity.

(5)  INVENTORIES

December 31—Millions of dollars	2005	2004
Finished products	$1,361	$1,410
Work in process	64	57
Raw materials	299	353

	1,724	1,820
Less excess of FIFO cost over LIFO cost	(133)	(119)

Total inventories	$1,591	$1,701

LIFO inventories represent approximately 28% and 23% of total inventories at December 31, 2005 and 2004, respectively.

(6)  FINANCING ARRANGEMENTS

Notes Payable and Debt

On December 2, 2005, the Company entered into an Amended and Restated Long Term Five-Year Credit Agreement (the "Amended and Restated Credit Agreement") by and among the Company, certain other borrowers, the lenders referred to therein, Citibank N.A., as administrative agent and fronting agent, JPMorgan Chase Bank, N.A., as syndication agent, and ABN Amro Bank N.V., Royal Bank of Scotland and Bank of America, as documentation agents, which amends and restates the Amended and Restated Long Term Credit Agreement dated as of May 28, 2004. On December 2, 2005, the parties to the Amended and Restated Credit Agreement also entered into a 364-Day Credit Agreement (the "364-Day Credit Agreement" and together with the Amended and Restated Credit Agreement, the "Credit Facilities").

The Credit Facilities provide for an aggregate of $2.7 billion in committed unsecured revolving credit facilities. The Amended and Restated Credit Agreement consists of a $2.2 billion 5-year credit facility, which includes a $200 million letter of credit subfacility. The 364-Day Credit Agreement consists of a $500 million 364-day credit facility, which may be converted into a term loan. Borrowing capacity of $1.2 billion under the Amended and Restated Credit Agreement became available on December 2, 2005. Borrowing capacity of $500 million under the 364-Day Credit Agreement and the remaining $1.0 billion under the Amended and Restated Credit Agreement will become available upon clearance of the acquisition of Maytag by the Antitrust Division of the Department of Justice. Borrowings under the Credit Facilities will be available to the Company and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings will be guaranteed by the Company. Interest under the Credit Facilities accrues at a variable annual rate based on the London Interbank Offered Rate ("LIBOR") plus a margin dependent on the Company's credit rating at the time of borrowing.

The Credit Facilities require the Company to meet certain financial tests, including a leverage ratio not greater than 3.0 to 1.0 and an interest coverage ratio not less than 2.0 to 1.0. The Credit Facilities also contain covenants which, among other things, require the Company to deliver to the lenders specified financial information, including annual and quarterly financial information, and limit the Company's ability to (or to permit any subsidiaries to), subject to various exceptions and limitations, (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at the subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets.

At December 31, 2005 and 2004, the Company was in compliance with the financial covenants under these credit agreements.

During 2005 and 2004, there were no borrowings outstanding under these credit agreements.

Notes payable consist of the following:

December 31—Millions of dollars	2005	2004
Payable to banks	$131	$244
Commercial paper	—	—

Total notes payable	$131	$244

The fair value of the Company's notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 4.7% and 3.5% for the years ended December 31, 2005 and 2004, respectively.

Long-term debt consists of the following:

December 31—Millions of dollars	2005	2004
Eurobonds (EUR 300 million)—5.875% due 2006	$357	$407
Debentures—9.1% due 2008	125	125
Notes—8.6% due 2010	325	325
Debentures—7.75% due 2016	243	243
Other (various interest rates with maturities through 2010)	60	67

	$1,110	$1,167
Less current maturities	365	7

Total long-term debt, net of current maturities	$745	$1,160

The Company's Euro-denominated Eurobonds mature in June 2006. The Company anticipates replacing the Eurobonds with the proceeds of a domestic bond offering and commercial paper.

Annual maturities of long-term debt in the next five years are $365 million, $9 million, $127 million, $2 million and $365 million, respectively.

The Company paid interest on short-term and long-term debt totaling $137 million, $124 million and $137 million in 2005, 2004 and 2003, respectively.

The fair value of long-term debt (including current maturities) was $1,213 million and $1,315 million as of December 31, 2005 and 2004, respectively, and was estimated using discounted cash flow analyses based on incremental borrowing rates for similar types of borrowing arrangements.

On February 7, 2006, the Company filed a shelf registration statement with the SEC, covering an indeterminate amount of debt securities.

Preferred Stock

Although most of its assets have been divested, WFC remains a legal entity with assets consisting primarily of leveraged leases. WFC also has 17,500 shares of Series B preferred stock outstanding as of December 31, 2005 and 2004 with a face value of $100 per share, an annual dividend of $6.55 per share and a mandatory redemption date of September 1, 2008. The preferred stock amounts are included within minority interests in the consolidated balance sheets and the carrying amounts approximate fair value.

The preferred stockholders are entitled to vote together on a share-for-share basis with WFC's common stockholder, Whirlpool. Preferred stock dividends are payable quarterly. On September 1, 2003, WFC redeemed 331,800 shares of the Series B preferred stock at a price of $100 per share (at par). The redemption terms required the payment of any accrued unpaid dividends in addition to the applicable redemption premium, and accordingly, a total of $0.6 million was paid on September 1, 2003 related to dividends. The terms of the preferred stockholders agreement provides for a final payment on September 1, 2008 (the mandatory redemption date) equal to the number of Series B preferred stock outstanding multiplied by the face value of $100 per share.

The Company and WFC are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter, WFC's net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, the Company is required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. The Company was not required to make any payments under this agreement during 2005 or 2004. The support agreement may be terminated by either WFC or the Company upon 30 days notice provided that certain conditions are met. The Company has also agreed to maintain ownership of at least 70% of WFC's voting stock.

(7)  GUARANTEES, COMMITMENTS AND CONTINGENCIES

Guarantees

The Company has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from the Company, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2005 and December 31, 2004, the guaranteed amounts totaled $236 million and $184 million, respectively. The only recourse the Company has with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

The Company provides guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities under guarantee for consolidated subsidiaries totaled $1.4 billion at both December 31, 2005 and December 31, 2004. Outstanding credit facility amounts under guarantee totaled $79 million and $148 million at December 31, 2005 and December 31, 2004, respectively.

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company's best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

December 31—Millions of dollars	2005	2004
Balance at January 1	$165	$148
Warranties issued during the period	277	270
Settlements made during the period	(294)	(258)
Other changes	1	5

Balance at December 31	$149	$165

Current portion	$89	$104
Non—current portion	60	61

Total	$149	$165

Commitments

At December 31, 2005, the Company had noncancelable operating lease commitments totaling $250 million. The annual future minimum lease payments are detailed in the table below.

Millions of dollars
2006	$85
2007	63
2008	49
2009	26
2010	18
Thereafter	9

Total noncancelable operating lease commitments	$250

The Company's rent expense was $123 million, $100 million and $84 million for the years 2005, 2004 and 2003, respectively.

Contingencies

In early 2004, Maytag filed a lawsuit against the Company for patent infringement. The suit seeks unspecified damages and an injunction against the continued production or sale of the alleged infringed patented product. The Company believes this suit is without merit, intends to vigorously defend this suit and at this point cannot reasonably estimate a possible range of loss, if any. The suit has been stayed pending the outcome of the pending Maytag acquisition.

In 1989, a Brazilian affiliate (now a subsidiary) of the Company brought an action against a financial institution in Brazil seeking a "Declaration of Non-Enforceability of Obligations" relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, a decision in the declaratory action adverse to the Company became final. In 2001, the financial institution began a collection action, and the Company responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Company has provided for the potential exposure resulting from this litigation during 2005.

The Company is currently a defendant in 11 purported class action lawsuits in 11 states related to its Calypso clothes washing machine. Two of the original purported class actions have been dismissed. The complaints in these lawsuits generally allege violations of state consumer fraud acts, unjust enrichment, and breach of warranty based on the allegations that the washing machines have various defects. There are no allegations of any personal injury, catastrophic property damage, or safety risk. The complaints generally seek unspecified compensatory, consequential and punitive damages. The Company believes these suits are without merit and intends to vigorously defend these actions. At this point, the Company cannot reasonably estimate a possible range of loss, if any.

Two purported national class action lawsuits have been filed against the Company, one in a Missouri state court and one in an Illinois state court, each alleging breach of warranty, fraud, and violation of state consumer protection acts in selling tall tub dishwashers. There are no allegations of any personal injury or property damage and the complaint seeks unspecified compensatory damages. The Company believes these suits are without merit, intends to vigorously defend these actions, and at this point cannot reasonably estimate a possible range of loss, if any.

Whirlpool is currently monitoring a supplier-related quality and potential product safety problem that may affect up to 3.5 million appliances manufactured between 2000 and 2002. The Company currently estimates that its potential cost from this matter ranges from zero to $235 million, depending on whether the cost of any such corrective action is borne initially by Whirlpool or the supplier, and, if initially borne by Whirlpool, whether Whirlpool will be successful in recovering its costs from the supplier. In addition, Whirlpool could incur other costs arising out of this matter, which cannot currently be estimated but could be material.

The Company is involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

(8)  HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect the Company's operating results and financial condition. The Company manages its exposure to these market risks through its operating and financing activities and through the use of derivative financial instruments. The Company does not enter into derivative financial instruments for speculative or trading purposes.

Using derivative markets means assuming counterparty credit risk. Counterparty risk relates to the loss the Company could incur if a counterparty defaulted on a derivative contract. The Company deals only with investment-grade counterparties and monitors its overall credit risk and exposure to individual counterparties. The Company does not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is generally the unrealized gains on such derivative contracts. The Company does not require, nor does it post, collateral or security on such contracts.

The following summarizes the outstanding derivative contracts at December 31, 2005 and 2004 and the exposures to which they relate:

		Notional Amount in Millions of dollars
Exposure	Derivative	2005	2004	Hedge Type	Term

Forecasted cross currency cash flows	Foreign exchange forwards/options	$1,277	$1,035	Cash flow or fair value hedge	Various, up to 15 months

Non-functional currency asset/liability	Foreign exchange forwards/options	$479	$580	Undesignated	Various, up to 11 months

Raw Material Purchases	Commodity swaps	$122	$18	Cash flow hedge	Various, up to 15 months

Floating Rate Debt	Interest rate swaps	$100	$100	Cash flow hedge	2006

Fixed Rate Debt	Interest rate swaps	$100	$50	Fair value hedge	2008

Anticipated Debt Issuance	Interest rate swaps	$200	$—	Cash flow hedge	2013

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains relating to these foreign exchange forwards/options and commodity swaps were $44 million as of December 31, 2005. The unrealized gains and losses for 2004 were not significant.

The Company's $100 million interest rate swaps maturing in 2006 is designated and is effective as a hedge of future cash payments and is treated as a cash flow hedge for accounting purposes. The fair value of this contract is a loss of $2.8 million as of December 31, 2005 and a loss of $6 million as of December 31, 2004.

The Company's $100 million interest rate swaps maturing in 2008 are designated and are effective as hedges of the fair value of the fixed-rate debt and are treated as fair value hedges for accounting purposes. The fair values of these contracts are a loss of $1 million as of December 31, 2005.

The Company has designated a portion of its Euro-denominated fixed-rate debt as a hedge to protect the value of its net investments in its European subsidiaries. Translation adjustments related to this debt are not included in the income statement, but are shown in the cumulative translation adjustment account included in accumulated other comprehensive income. During the year ended December 31, 2005, the Company recognized $29 million of net gain within the cumulative translation adjustment related to this net investment hedge.

During the years ended December 31, 2005 and 2004, the Company's gains and losses related to the ineffective portion of its hedging instruments were immaterial. The Company did not recognize any material gains or losses during the years ended December 31, 2005 and 2004 for cash flow hedges that were discontinued because the forecasted transaction was not probable to occur.

The amount of unrealized gains on derivative instruments included in other comprehensive income related to contracts maturing, and expected to be realized, during 2006 is approximately $42 million at December 31, 2005.

(9)  STOCKHOLDERS' EQUITY

The Company's Board of Directors authorized a new share repurchase program of up to $500 million on June 15, 2004. The share repurchases are made from time to time on the open market as conditions warrant. Share repurchases authorized from the $500 million share repurchase program occurred in 2005 and 2004. During the year ended December 31, 2005, the Company repurchased 530,100 shares of Whirlpool common stock in the open market at an aggregate purchase price of $34 million. During the year ended December 31, 2004, the Company repurchased 20,000 shares of Whirlpool common stock in the open market at an aggregate purchase price of approximately $1 million.

During 2004, the Company concluded the share repurchase programs approved by the Company's Board of Directors on March 1, 1999 ($250 million) and February 15, 2000 ($750 million). The Company repurchased 17.4 million shares at a cost of $1 billion, of which 0.7 million shares were purchased in 2002, 1.0 million shares were purchased in 2003 and 3.7 million shares were purchased in 2004. The 2004 shares were purchased in the open market at an average cost of $68.39 per share. The 2003 shares were purchased from the Company's U.S. pension plans at an average cost of $67.24 per share, which was based upon an average of the high and low market prices on the date of purchase.

In addition to its common stock, the Company has 10 million authorized shares of preferred stock (par value $1 per share), none of which is outstanding.

Accumulated other comprehensive loss, net of tax, consists of:

Millions of dollars	2005	2004
Foreign currency translation adjustments	$(545)	$(520)
Derivative financial instruments	—	(12)
Minimum pension liability adjustments	(317)	(69)

Total	$(862)	$(601)

Preferred Stock Purchase Rights

One Preferred Stock Purchase Right ("Rights") is outstanding for each share of common stock. The Rights, which expire May 22, 2008, will become exercisable 10 days after a person or group (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the "Trigger Date") or 10 business days after the commencement, or public disclosure of an intention to commence, a tender offer or exchange offer by a person that could result in beneficial ownership of 15% or more of the outstanding common stock. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of a Junior Participating Preferred Stock, Series B, par value $1.00 per share, of the Company at a price of $300 per one one-thousandth of a Preferred Share subject to adjustment.

If a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of shares of common stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. If a person becomes an Acquiring Person and the Company is involved in a merger or other business combination transaction where the Company is not the surviving corporation or where common stock is changed or exchanged or in a transaction or transactions in which 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if an Acquiring Person does not have beneficial ownership of 50% or more of the common stock, the Company's Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of common stock in the manner described in the Rights Agreement.

Prior to the Trigger Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash, shares of common stock or any other consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and such holders will only be able to receive the redemption price.

Until such time as the Rights become exercisable, the Rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock.

The Company covenants and agrees that it will cause to be reserved and keep available at all times a sufficient number of shares of Preferred Stock (and following the occurrence of a Triggering Event, shares of common stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

(10)  STOCK OPTION AND INCENTIVE PLANS

 Stock option and incentive plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Generally, no compensation expense is recognized for stock options with exercise prices equal to the market value of the underlying shares of stock at the date of grant. Stock options generally have 10-year terms, and vest and become fully exercisable over a two or three year period after date of grant. Compensation expense related to the Company's stock-based incentive plans is recognized ratably over each plan's defined vesting period. Pre-tax expenses under the Company's stock-based incentive plans were $24 million, $15 million and $21 million in 2005, 2004 and 2003, respectively.

The Company's stock option and incentive plans permit the grant of stock options and other stock awards covering up to 10.5 million shares to key employees of the Company and its subsidiaries, of which options and awards covering up to 2.6 million shares are available for grant at December 31, 2005. Outstanding restricted and phantom shares totaled 1,500,125 with a weighted-average grant-date fair value of $67.56 per share at December 31, 2005 and 1,249,759 with a weighted-average grant-date fair value of $61.55 per share at December 31, 2004.

Whirlpool has a Non-employee Director Equity Plan. This plan provides for (a) a one time grant of 1,000 shares of common stock upon a director joining the Board of Directors; (b) an annual grant of stock options valued at $36,000 with the number of options to be based on dividing $36,000 by the product of the then current fair market value of a single share of the common stock multiplied by 0.35; and (c) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of the common stock of the Company. The exercise price under each option granted is the fair market value of the common stock as of the final trading day before the annual meeting of stockholders. These options are exercisable for 20 years or, if earlier, two years after a non-employee director ceases to serve on Whirlpool's Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a non-employee director's death, such options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. At December 31, 2005, there were 275,782 shares available for grant under this plan.

The fair value of stock options used to compute pro-forma net earnings and diluted net earnings per share disclosures, as presented in Note 1, is the estimated present value at grant date using the Black-Scholes option-pricing model with the following assumptions for 2005, 2004 and 2003: expected volatility of 25.5%, 28.7% and 31.7%; dividend yield of 2.4%, 2.6% and 2.2%; risk-free interest rate of 4.4%, 3.6% and 3.2%, and a weighted-average expected option life of five years for all three years.

A summary of stock option information follows:

	2005		2004		2003
Thousands of shares, except per share data	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at January 1	5,325	$58.46	5,892	$55.82	5,965	$55.63
Granted	256	63.99	666	72.91	1,315	50.06
Exercised	(1,731)	54.54	(1,124)	52.84	(1,251)	48.60
Canceled or expired	(117)	67.59	(109)	61.82	(137)	58.37

Outstanding at December 31	3,733	$60.37	5,325	$58.46	5,892	$55.82

Exercisable at December 31	3,156	$58.76	4,237	$57.62	3,937	$55.78

Fair value of options granted during the year		$15.55		$17.07		$12.67

Of the outstanding options at December 31, 2005, 1.8 million options, of which 1.7 million are exercisable at a weighted-average price of $51.57, have exercise prices ranging from $45.75 to $62.64 and a weighted-average remaining life of 5 years. The remaining 1.9 million outstanding options, of which 1.4 million are exercisable at a weighted-average price of $67.69, have exercise prices ranging from $62.98 to $79.14 and a weighted-average remaining life of 6.6 years.

(11)  RESTRUCTURING CHARGES

Under Whirlpool's ongoing global operating platform initiatives, the Company implemented certain restructuring initiatives to enhance Whirlpool's competitive position in the global appliance industry. The Company plans to continue its comprehensive worldwide effort to optimize its regional manufacturing facilities, supply base, product platforms and technology resources to better support its global brands and customers. In addition to the global operating platform initiatives, the Company began to implement organizational initiatives designed to increase efficiencies in support functions throughout the Company. The restructuring plan primarily relates to headcount reductions in European sales and supporting offices, moving manufacturing capacity to lower cost locations throughout Europe, and headcount reductions in an Asian manufacturing location.

Under a restructuring initiative begun in 2004, the Company incurred restructuring charges of $57 million and $22 million in 2005 and 2004, respectively. The Company also recognized a ($7) million credit in 2004 resulting from final settlements of prior year restructuring initiatives. Net charges of $57 million and $15 million are included in the restructuring costs line in the Company's Consolidated Statements of Operations. As of December 31, 2005, approximately 2,000 employees have been terminated as a result of this initiative. The Company expects that this restructuring initiative may reduce up to 3,500 positions in total.

Through December 31, 2003, the Company had approved all phases of a restructuring program that began in the fourth quarter of 2000 and resulted in cumulative pre-tax restructuring charges of $247 million, of which $3 million was recognized during 2003. These charges are included in the restructuring costs line on the Company's Consolidated Statements of Operations. The restructuring plan relates primarily to the closing of a refrigeration plant in the Company's Latin America region, a parts packing facility and a cooking plant in the North America region, a plastic components facility in the Asia region, the relocation of several laundry manufacturing facilities in Europe and a restructuring of the Company's microwave business in its Europe region. Employees terminated to date under the plan include both hourly and salaried employees, the majority of which were hourly personnel at the facilities listed above. For the initiatives announced through December 31, 2003, the Company expected to reduce over 7,100 positions; substantially all of whom had left the Company as of December 31, 2005.

Details of the restructuring liability balance and full year restructuring activity for 2005, 2004 and 2003 are as follows:

Millions of dollars	Beginning Balance	Charge to Earnings	Cash Paid	Non-cash	Revision of Estimate	Translation	Ending Balance
2005
Termination costs	$9	$50	$(42)	$—	$—	$(2)	$15
Non-employee exit costs	4	7	(1)	(6)	—	—	4

Total	$13	$57	$(43)	$(6)	$—	$(2)	$19

2004
Termination costs	$41	$16	$(41)	$—	$(7)	$—	$9
Non-employee exit costs	4	6	(2)	(4)	—	—	4

Total	$45	$22	$(43)	$(4)	$(7)	$—	$13

2003
Termination costs	$116	$3	$(89)	$—	$—	$11	$41
Non-employee exit costs	6	—	(5)	—	—	3	4

Total	$122	$3	$(94)	$—	$—	$14	$45

(12)  PRODUCT RECALLS

On February 25, 2005, the Company announced the recall of approximately 162,000 under-the-counter plastic tall tub dishwashers due to a potential safety issue. There have been no reports of personal injury or property damage associated with these dishwashers. The Company also is undertaking the repair of up to an additional 223,000 of these dishwashers for a separate quality issue. The Company accrued $17.1 million related to the quality issues within cost of products sold during the fourth quarter of 2004. During 2005, the estimated cost to recall and repair these units was reduced to $13.7 million primarily due to the recovery of certain costs from a parts supplier. The remaining cost accrual and supplier receivable were not material at December 31, 2005. During 2003, the Company incurred an additional $16 million ($10 million after-tax) primarily related to final expenses in connection with a 2001 recall.

(13)  INCOME TAXES

Income tax expense is as follows:

Year ended December 31—Millions of dollars	2005	2004	2003
Current:
Federal	$57	$202	$36
State and local	10	18	5
Foreign	117	73	76

	184	293	117
Deferred:
Federal	(9)	(119)	88
State and local	(3)	(4)	(1)
Foreign	(1)	39	24

	(13)	(84)	111

Total income tax expense	$171	$209	$228

Domestic and foreign earnings before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2005	2004	2003
Domestic	$347	$402	$473
Foreign	250	214	179

Total earnings before taxes and other items	$597	$616	$652

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2005	2004	2003
Income tax expense computed at U.S. federal statutory rate	$209	$217	$229
State and local taxes, net of federal tax benefit	7	9	3
Tax effect of permanent differences	11	4	12
Medicare Part D subsidy	(11)	—	—
Foreign tax rate differential	7	8	5
U.S. tax on foreign dividends and subpart F income	81	3	20
U.S. foreign tax credits	(144)	(53)	(41)
Foreign withholding taxes	18	10	22
Foreign government tax incentive	—	(2)	(4)
Expired foreign loss carryforwards	2	—	—
Deductible interest on capital	(1)	(7)	2
U.S. government tax incentives	(5)	(5)	(3)
Settlement of global tax audits	(30)	45	12
Valuation allowances	4	6	(14)
Other items, net	23	(26)	(15)

Income tax expense	$171	$209	$228

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets are as follows:

December 31—Millions of dollars	2005	2004
Deferred tax liabilities
Property, plant and equipment	$230	$224
Financial services leveraged leases	37	61
Pensions	116	193
Software costs	6	7
LIFO inventory	15	18
Other	141	167

Total deferred tax liabilities	$545	$670
Deferred tax assets
Postretirement obligations	$184	$261
Pensions—includes additional minimum liability	191	34
Restructuring costs	7	1
Product warranty accrual	36	22
Receivable and inventory allowances	68	68
Loss carryforwards	271	275
Employee payroll and benefits	57	76
Foreign tax credit carryforwards	58	57
Other	165	196

Total deferred tax assets	$1,037	$990

Valuation allowances for deferred tax assets	$(114)	$(105)

Deferred tax assets, net of valuation allowances	$923	$885

Net deferred tax assets	$378	$215

At December 31, 2005, the Company has foreign net operating loss carryforwards of $893 million, $689 million of which do not expire with substantially all of the remaining $204 million expiring in various years through 2014. As of December 31, 2005, the Company had $58 million of foreign tax credit carryforwards available to offset future payments of federal income taxes, expiring in varying amounts between 2012 and 2015.

The Company has recorded valuation allowances to reflect the estimated amount of net operating loss and foreign tax credit carryforwards that will be realized. The valuation allowance of $114 million at December 31, 2005 is made up of $94 million of foreign net operating loss carryforwards and $20 million of other deferred tax assets that the Company currently believes are more likely than not to remain unrealized in the future.

Other than earnings specifically noted below, the Company has historically reinvested all of the unremitted earnings of its foreign subsidiaries and affiliates. Due to a restructuring of selected foreign subsidiaries, the Company plans to distribute approximately $102 million of foreign earnings over the next several years. This distribution is presently forecast to result in tax benefits which have not been recorded currently because of its contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $1.23 billion at December 31, 2005. Should the Company make a distribution from the unremitted earnings of its foreign subsidiaries and affiliates, it would be subject to additional U.S. taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings because of the complexities associated with this hypothetical calculation.

During the fourth quarter of 2005, the Company repatriated approximately $25 million of foreign earnings from its affiliates in Hong Kong and Colombia under the American Jobs Creation Act of 2004. The repatriation occurred for purposes of balancing the Company's cash position abroad and had an immaterial impact on the Company's tax provision.

In August 2005, President Bush signed into law the Energy Policy Act of 2005 (the "2005 Energy Act"). Among the many provisions of this legislation are manufacturer's tax credits in 2006 and 2007 for the accelerated production of super-efficient washers, refrigerators and dishwashers to meet 2007 Energy Star standards. Whirlpool has historically, and will continue to, invest in innovative and energy efficient products for its customers and has products in development that will support utilization of these tax credits over the two-year period.

As of December 31, 2005, the Company was in various stages of audits by various governmental tax authorities. The Company establishes liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known. The Company paid income taxes of $276 million in 2005, $277 million in 2004 and $261 million in 2003.

(14) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

The Company has both funded and unfunded noncontributory defined benefit pension plans that cover substantially all of its North American employees and certain European and Brazilian employees. The U.S. salaried employees receive defined benefits based on years of service and final average salary, while U.S. hourly employees receive benefits based on specific dollar amounts for each year of service.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years following a change in control of the Company, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% (30% for purposes of the Whirlpool Production Employees Retirement Plans) or more of the voting power of the Company's outstanding stock, without the approval of a majority of the incumbent board.

The Company also has a postretirement health care benefit program for eligible retired U.S. employees. Eligible retirees are those who were full-time employees with 10 years of service who attained age 55 while in service with the Company. The health care plans are generally contributory with participants' contributions adjusted annually. The postretirement health care plans include cost-sharing provisions that limit the Company's exposure for recent and future retirees. The plans are unfunded. The Company has reserved the right to modify the benefits. In June 2003, the Company announced a modification to its U.S. retiree health care plans that affects certain future and current retirees, and is based on a Retiree Healthcare Savings Account ("RHSA"), where notional accounts are established for eligible active U.S. paid employees. The accounts reflect each year of service beginning at age 40 and is designed to provide employees who retire from the Company after December 31, 2003 with credits to apply towards health care premiums. In June 2003, the Company recorded a one-time gain of $13.5 million, net of tax, related to the modification of its retiree health care plan. No significant postretirement medical benefits are provided by the Company to non-U.S. employees.

The Company was required to remeasure the net periodic cost and funded status of one of its pension plans and the Whirlpool Retiree Healthcare Plan at February 29, 2004. The interest rate used for this remeasurement was 6%, the same as at year-end 2003.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was enacted. The Act established a prescription drug benefit under Medicare, known as Part D, and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Part D. In 2004, the Company measured the effects of the Act following the guidance in FSP 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." For the year ended December 31, 2004, the Company reflected the estimated federal subsidy under the Act as an actuarial gain as required by FSP 106-2, which caused the accumulated other postretirement benefit obligation to decrease by $104 million, and reduced the cost that otherwise would have been recognized in 2004 by approximately $15 million.

Lump sum retirement distributions were made from the Company's nonqualified pension plans in the third and fourth quarters of 2004 resulting in the recognition of settlement charges of $9.5 million. As a result of these settlements, the Company remeasured the nonqualified pension plans at July 1, 2004 using a discount rate of 6.25% and at December 31, 2004 using a discount rate of 5.85%.

On November 14, 2005, the Company amended the Whirlpool Employees Pension Plan (the "WEPP"). The amendment will be reflected in the Company's 2006 pension cost and did not affect the accumulated benefit obligation (the "ABO") or projected benefit obligation (the "PBO") at December 31, 2005.

In January 2005, the Company amended the WEPP. The Company remeasured the net periodic cost and funded status of the plan at January 1, 2005 to reflect the amendment. The effect of this amendment was to reduce the PBO by approximately $80 million. The ABO was not affected by the amendment since the accrued benefits as of December 31, 2005 were not affected by this change.

The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. Company matching contributions for domestic hourly and certain other employees under the plan, based on the Company's annual operating results and the level of individual participants' contributions, amounted to $20 million, $12 million and $15 million in 2005, 2004 and 2003, respectively.

The Company uses a December 31 measurement date for the majority of its pension and other postretirement benefit plans.

					Post Employment Benefits
	U.S. Pension		Foreign Pension
Obligations and Funded Status December 31—Millions of dollars
	2005	2004	2005	2004	2005	2004
Fair value of plan assets	$1,695	$1,672	$111	$112	$—	$—
Benefit obligations	2,053	1,985	329	331	701	676

Funded status (plan assets less than benefit obligations)	$(358)	$(313)	$(218)	$(219)	$(701)	$(676)
Amounts not recognized:
Unrecognized transition obligation	—	—	—	—	1	1
Unrecognized net loss	556	479	51	35	262	237
Unrecognized prior service cost (benefit)	57	140	6	7	(73)	(61)

Prepaid (accrued) cost	$255	$306	$(161)	$(177)	$(511)	$(499)

	U.S. Pension		Foreign Pension		Post Employment Benefits
	2005	2004	2005	2004	2005	2004
Prepaid benefit cost	$—	$329	$—	$—	$—	$—
Accrued benefit cost	(277)	(163)	(190)	(204)	(511)	(499)
Intangible asset	60	48	4	4	—	—
Accumulated other comprehensive income	472	92	25	23	—	—

Prepaid (accrued) cost	$255	$306	$(161)	$(177)	$(511)	$(499)

The accumulated benefit obligation for all U.S. defined benefit pension plans was $1,972 million and $1,772 million at December 31, 2005 and 2004, respectively. The accumulated benefit obligation for all foreign pension plans was $304 million and $303 million at December 31, 2005 and 2004, respectively.

At the end of 2005 and 2004, the PBO, ABO, and FV for pension plans with a projected benefit obligation in excess of plan assets, and pension plans with an accumulated benefit obligation in excess of plan assets, were as follows:

	PBO Exceeds FV U.S. Pension		PBO Exceeds FV Foreign Pension		ABO Exceeds FV U.S. Pension		ABO Exceeds FV Foreign Pension
December 31—Millions of dollars End of Year	2005	2004	2005	2004	2005	2004	2005	2004
PBO	$2,053	$1,985	$298	$331	$2,053	$536	$258	$330
ABO	1,972	1,772	274	303	1,972	524	239	302
FV	1,695	1,672	80	112	1,695	422	45	110

	U.S. Pension		Foreign Pension		Post Employment Benefits
Change in Benefit Obligation—Millions of dollars	2005	2004	2005	2004	2005	2004
Benefit obligation as of January 1	$1,985	$1,771	$331	$206	$676	$741
Service cost	84	88	11	12	14	12
Interest cost	113	110	17	16	37	37
Plan amendments	(74)	25	—	1	(20)	(22)
Participant contributions	—	—	1	—	9	6
Actuarial (gain)/loss	46	88	22	10	38	(48)
Curtailments	—	—	4	—	—	—
Benefits paid	(101)	(97)	(27)	(22)	(54)	(50)
New plans	—	—	3	86	—	—
Foreign currency exchange rate	—	—	(29)	23	1	—
Settlements	—	—	(4)	(1)	—	—

Benefit obligation as of December 31	$2,053	$1,985	$329	$331	$701	$676

	U.S. Pension		Foreign Pension		Post Employment Benefits
Change in Plan Assets—Millions of dollars	2005	2004	2005	2004	2005	2004
Fair value of plan assets as of January 1	$1,672	$1,550	$112	$99	$—	$—
Actual return on plan assets	109	170	12	5	—	—
Company contributions	15	31	25	21	45	44
Plan participant contributions	—	—	1	1	9	6
Settlements	—	18	(4)	(1)	—	—
Benefits paid	(101)	(97)	(27)	(22)	(54)	(50)
New plans	—	—	1	—	—
Foreign currency exchange rates	—	—	(8)	8	—	—

Fair value of plan assets as of December 31	$1,695	$1,672	$111	$112	$—	$—

Components of Net Periodic Benefit Cost

							Post Employment Benefits
	U.S. Pension			Foreign Pension
Millions of dollars
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service cost	$84	$88	$66	$11	$12	$5	$14	$12	$13
Interest cost	113	110	101	17	16	12	37	37	42
Expected return on plan assets	(154)	(160)	(125)	(5)	(7)	(7)	—	—	—
Amortization of transition obligation	—	—	—	1	1	1	—	—	—
Amortization of prior service cost	9	19	16	—	—	—	(7)	(6)	(4)
Amortization of net loss	14	1	5	—	1	1	15	11	11

Net periodic cost	$66	$58	$63	$24	$23	$12	$59	$54	$62

Curtailments	—	—	—	—	—	—	—	—	(23)
Special termination benefits	—	—	3	—	—	—	—	—	—
Settlements	—	10	—	4	—	—	—	—	(1)

Total pension cost	$66	$68	$66	$28	$23	$12	$59	$54	$38

Additional Information

					Post Employment Benefits
Weighted-average assumptions used to determine benefit obligations at December 31	U.S. Pension		Foreign Pension
	2005	2004	2005	2004	2005	2004
Discount rate	5.60%	5.80%	4.0% - 11.3%	4.5% - 11.3%	5.50%	5.50%
Rate of compensation increase	4.50%	4.50%	2.5% - 7.1%	2.5% - 7.1%	N/A	N/A
Health care cost trend rate assumed for next year	N/A	N/A	N/A	N/A	9.00%	10.00%
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	5.00%	5.00%
Year that ultimate rate is reached	N/A	N/A	N/A	N/A	2010	2008

	U.S. Pension			Foreign Pension			Post Employment Benefits
Weighted-average assumptions used to determine net cost for year ended December 31
	2005	2004	2003	2005	2004	2003	2005	2004	2003
									6.75% at 1/1/2003
Discount Rate	5.80%	6.00%	6.75%	4.5% - 11.3%	5.0% - 11.3%	5.5% - 11.3%	5.50%	6.00%	5.75% at 6/1/2003
									6.50% at 8/1/2003
Expected return on plan assets	8.75%	8.75%	8.75%	4.5% - 11.3%	5.0% - 11.3%	5.5% - 11.3%	N/A	N/A	N/A
Rate of compensation increase	4.50%	4.50%	4.50%	2.5% - 8.15%	2.5% - 8.15%	2.5% - 8.0%	N/A	N/A	N/A
Health care cost trend rate assumed for current year	N/A	N/A	N/A	N/A	N/A	N/A	10.00%	11.00%	9.50%/10.50%
Rate that the cost trend rate gradually declines to	N/A	N/A	N/A	N/A	N/A	N/A	5.00%	5.00%	5.50%
Year that the ultimate rate is reached	N/A	N/A	N/A	N/A	N/A	N/A	2010	2008	2007

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1926 through 2005 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$3	$(3)
Effect on postretirement benefit obligation	40	(41)

Plan Assets

The Company's investment philosophy is to diversify the pension assets subject to a specified asset allocation policy. The Company rebalances the asset classes to stay within an acceptable range around the targeted allocation. The asset allocation is based on the belief that, over the long term, equities will outperform fixed income investments. The assets are invested in both indexed funds and actively managed funds, depending on the asset class.

Whirlpool's pension plan asset allocation at December 31, 2005 and 2004, and target allocation for 2006, by asset category are as follows:

	U.S. Pension			Foreign Pension
		Percentage of Plan Assets at December 31			Percentage of Plan Assets at December 31
Asset Category	Target Allocation 2006			Target Allocaton 2006
		2005	2004		2005	2004
Equity securities	70%	71%	70%	53%	54%	43%
Debt securities	30	29	30	46	44	55
Other	—	—	—	1	2	2

Total	100%	100%	100%	100%	100%	100%

Cash Flows

 The Company's funding policy is to contribute to its U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which the Company may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. The Company has several unfunded non-U.S. pension plans. The Company pays for retiree medical benefits as they are incurred.

Employer Contributions—Millions of dollars	U.S. Pension	Foreign Pension	Post Employment Benefits
2006 (expected)	$32	$23	$52

The $32 million expected to be contributed to the U.S. pension plans during 2006 represents the sum of $4 million of expected benefit payments from corporate cash for the unfunded non-qualified pension plans and $28 million of expected voluntary contributions to its funded pension plans. The Company expects no minimum required contributions to its funded pension plans in 2006.

The $23 million expected to be contributed to the foreign pension plans during 2006 represents contributions to the Company's pension plans.

The $52 million expected to be contributed to fund the other postretirement benefit plans during 2006 represents expected benefit payments from corporate cash.

Contributions by participants to the other postretirement benefit plans were $9 million and $6 million for the years ending December 31, 2005 and 2004, respectively.

The payments from the majority of U.S. pension plans and certain foreign pension plans come from a trust which the Company funds from time to time.

Estimated Employer Benefit Payments— Millions of dollars	U.S. Pension	Foreign Pension	Post Employment Benefits- (Gross)	Post Employment Benefits- Part D Subsidy
2006	$111	$18	$65	$(5)
2007	120	16	71	(6)
2008	130	18	77	(6)
2009	144	21	82	(7)
2010	153	22	88	(8)
2011 - 2015	862	141	518	(47)

(15) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company identifies such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief operating decision maker evaluates performance based upon each segment's operating income, which is defined as income before interest income and sundry, interest expense, taxes, minority interests and before one-time charges. Total assets by segment are those assets directly associated with the respective operating activities. The "Other/Elimination" column primarily includes corporate expenses, assets and eliminations as well as all other one-time charges. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America which are included in Other/Eliminations.

Sales activity with Sears, a North American major home appliance retailer, represented 16%, 17% and 18% of consolidated net sales in 2005, 2004 and 2003, respectively. Related receivables were 21%, 19% and 22% of consolidated trade receivables as of December 31, 2005, 2004 and 2003, respectively.

The Company conducts business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 56%, 56% and 57% of net sales for 2005, 2004 and 2003, respectively, while Brazil totaled 8%, 6% and 6% for 2005, 2004 and 2003, respectively. As a percentage of total assets, the United States accounted for 42%, 39% and 41% at the end of 2005, 2004 and 2003, respectively. Brazil accounted for 15%, 12% and 11% of total assets at the end of 2005, 2004 and 2003, respectively.

As described above, the Company's chief operating decision maker reviews each operating segment's performance based upon operating income excluding one-time charges, primarily restructuring. These charges are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2005, the operating segments recorded total restructuring charges as follows: North America—$4 million, Europe—$36 million, Latin America—$8 million, Asia—$7 million and Corporate—$2 million for a total of $57 million. For 2004, the operating segments recorded total restructuring (See Note 11) as follows: North America—$2 million, Europe—$7 million, Latin America—$6 million, Asia—$0 million and Corporate—$0 million, for a total of $15 million. For 2003, the operating segments recorded total restructuring charges as follows: North America—$1 million, Europe—$2 million, Latin America—$0 million, Asia—$0 million and Corporate—$0 million, for a total of $3 million.

	GEOGRAPHIC SEGMENTS
Millions of dollars	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2005	$8,913	$3,160	$1,962	$422	$(140)	$14,317
2004	$8,254	$3,062	$1,674	$382	$(152)	$13,220
2003	$7,875	$2,691	$1,350	$416	$(156)	$12,176
Intersegment sales
2005	$47	$489	$136	$198	$(870)	$—
2004	$46	$458	$148	$163	$(815)	$—
2003	$46	$359	$153	$126	$(684)	$—
Depreciation and amortization
2005	$211	$104	$99	$16	$12	$442
2004	$214	$104	$95	$16	$16	$445
2003	$217	$92	$83	$15	$20	$427
Operating profit (loss)
2005	$808	$164	$127	$(23)	$(284)	$792
2004	$778	$166	$65	$(25)	$(226)	$758
2003	$810	$124	$89	$7	$(200)	$830
Total assets
2005	$3,745	$2,650	$1,748	$530	$(425)	$8,248
2004	$3,465	$2,976	$1,737	$534	$(531)	$8,181
2003	$3,290	$2,405	$1,395	$523	$(252)	$7,361
Capital expenditures
2005	$280	$104	$87	$18	$5	$494
2004	$261	$129	$91	$18	$12	$511
2003	$185	$111	$96	$16	$15	$423

(16)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
Millions of dollars, except per share data
	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2005:
Net sales	$3,954	$3,599	$3,556	$3,208
Cost of products sold	3,094	2,831	2,825	2,520
Net earnings	126	114	96	86
Per share of common stock:
Basic net earnings	$1.87	$1.70	$1.44	$1.28
Diluted net earnings	$1.83	$1.66	$1.42	$1.26
Dividends	$0.43	$0.43	$0.43	$0.43
	Three Months Ended
Millions of dollars, except per share data
	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2004:
Net sales	$3,632	$3,318	$3,264	$3,007
Cost of products sold	2,895	2,604	2,539	2,320
Net earnings	97	101	106	101
Per share of common stock:
Basic net earnings	$1.46	$1.53	$1.56	$1.47
Diluted net earnings	$1.44	$1.50	$1.53	$1.43
Dividends	$0.43	$0.43	$0.43	$0.43

(17)  PENDING MAYTAG ACQUISITION

 On August 22, 2005, Whirlpool entered into a definitive merger agreement with Maytag to acquire all outstanding shares of Maytag common stock. The aggregate transaction value, including the payment to Maytag stockholders of approximately $850 million in cash and between 9.2 million and 11.3 million shares of Whirlpool common stock and assumption of approximately $972 million of Maytag debt (based on Maytag stock, exercisable stock options and debt reported outstanding as of December 31, 2005), is approximately $2.7 billion. The number of shares of Whirlpool common stock to be issued will depend on the volume weighted-average trading prices of Whirlpool common stock during a twenty trading day period ending shortly before completion of the merger. The transaction was approved by Maytag shareholders on December 22, 2005 and is pending regulatory clearance as discussed below.

Whirlpool has sufficient resources to finance the acquisition. The acquisition and upcoming debt maturities of the combined company are expected to be financed initially through commercial paper supported by existing bank agreements and with new committed bank facilities. The Company expects to eventually refinance a portion of its commercial paper in the capital markets.

The merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary closing conditions. On December 1, 2005, Whirlpool and Maytag announced that they had certified substantial compliance with the Antitrust Division of the Department of Justice in response to a request for additional information ("second request") and had agreed not to close the proposed merger before February 27, 2006, without the Antitrust Division's concurrence, recognizing that the Antitrust

Division could request additional time for review. On February 13, 2006, Whirlpool and Maytag announced that they agreed with the Antitrust Division to a limited extension of time to complete the review of the proposed merger. The companies have agreed not to close the transaction before March 30, 2006 without the Antitrust Division's concurrence.

Whirlpool and Maytag are working closely with the Department of Justice and continue to cooperate fully with its investigation and respond promptly to its inquiries.

On August 22, 2005, Whirlpool paid Maytag $40 million to reimburse Maytag for its payment of a fee to terminate its prior merger agreement with Triton Acquisition Holding Co. At December 31, 2005, paid and accrued costs related to the potential merger total $77 million and included the above mentioned fee, as well as $37 million of professional fees incurred in connection with the proposed acquisition. These costs have been capitalized and are recorded in the other assets line within the Company's Consolidated Balance Sheet. If consummation of the transaction does not occur, the costs will be reclassified to expense. Whirlpool has agreed to pay up to $15 million to assist Maytag in retaining key employees while the merger is pending. Whirlpool also has agreed to pay Maytag a "reverse break-up fee" of $120 million under certain circumstances if the transaction cannot be closed due to an inability to obtain regulatory clearance.

ELEVEN-YEAR CONSOLIDATED STATISTICAL REVIEW

(Millions of dollars except share and employee data)	2005		2004		2003
CONSOLIDATED OPERATIONS
Net sales	$14,317		$13,220		$12,176
Operating profit(1)	$792		$758		$830
Earnings (loss) from continuing operations before income taxes and other items	$597		$616		$652
Earnings (loss) from continuing operations	$422		$406		$414
Earnings (loss) from discontinued operations(2)	$—		$—		$—
Net earnings (loss)(3)	$422		$406		$414
Net capital expenditures	$494		$511		$423
Depreciation	$441		$443		$423
Dividends	$116		$116		$94
CONSOLIDATED FINANCIAL POSITION
Current assets	$4,710		$4,514		$3,865
Current liabilities	$4,301		$3,985		$3,589
Working capital	$409		$529		$276
Property, plant and equipment—net	$2,511		$2,583		$2,456
Total assets	$8,248		$8,181		$7,361
Long-term debt	$745		$1,160		$1,134
Stockholders' equity	$1,745		$1,606		$1,301
PER SHARE DATA
Basic earnings (loss) from continuing operations before accounting change	$6.30		$6.02		$6.03
Diluted earnings (loss) from continuing operations before accounting change	$6.19		$5.90		$5.91
Diluted net earnings (loss)(3)	$6.19		$5.90		$5.91
Dividends	$1.72		$1.72		$1.36
Book value	$25.54		$23.31		$18.56
Closing Stock Price—NYSE	$83.76		$69.21		$72.65
KEY RATIOS(4)
Operating profit margin	5.5%		5.7%		6.8%
Pre-tax margin(5)	4.2%		4.7%		5.4%
Net margin(6)	2.9%		3.1%		3.4%
Return on average stockholders' equity(7)	24.6%		30.3%		42.9%
Return on average total assets(8)	5.1%		5.2%		5.9%
Current assets to current liabilities	1.1	x	1.1	x	1.1	x
Total debt-appliance business as a percent of invested capital(9)	40.4%		45.7%		50.9%
Price earnings ratio	13.5	x	11.7	x	12.3	x
Interest coverage(10)	5.6	x	5.8	x	5.7	x
OTHER DATA
Number of common shares outstanding (in thousands):
Average—on a diluted basis	68,272		68,902		70,082
Year-end	67,880		66,604		68,931
Number of stockholders (year-end)	7,442		7,826		8,178
Number of employees (year-end)	65,682		68,125		68,407
Total return to shareholders (five year annualized)(11)	14.5%		3.7%		8.1%

(1)
Restructuring charges were $57 million in 2005, $15 million in 2004, $3 million in 2003, $101 million in 2002, $150 million in 2001, $343 million in 1997, and $30 million in 1996.

(2)
The company's financial services business was discontinued in 1997.

(3)
Includes cumulative effect of accounting changes: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $(613) million or $(8.84) per diluted share; 2001—Accounting for derivative instruments and hedging activities of $8 million or $0.12 per diluted share.

(4)
Key ratios include charges for restructuring charges, as well as other non-recurring items, which increased (decreased) operating profit, earnings before tax and net earnings in the following years: 2002—Accounting for goodwill under SFAS No. 141 and 142 and impairments of $0, $0, and $(613) million, restructuring charges $(101) million, $(101) million and $(76) million, discontinued operations and accounting changes of $(19) million, $(19) million and $(57) million, and a minority investment write-off in a European business of $0, $0 and $(22) million; 2001—Restructuring charges of $(150) million, $(150) million and $(110) million, product recalls of $(295) million, $(295) million and $(181) million, and discontinued operations and accounting changes of $0, $0 and $(13) million; 1999—Brazil devaluation of $0, $(158) million and $(60) million; 1998—Gain from discontinued operations of $0, $0 and $15 million; 1997—Restructuring charges of $(343) million, $(343) million and $(213) million.

2002	2001	2000	1999	1998	1997	1996	1995

$11,016	$10,343	$10,325	$10,511	$10,323	$8,617	$8,523	$8,163
$692	$306	$807	$875	$688	$11	$278	$366
$495	$93	$577	$514	$564	$(171)	$100	$214
$262	$34	$367	$347	$310	$(46)	$141	$195
$(43)	$(21)	$—	$—	$15	$31	$15	$14
$(394)	$21	$367	$347	$325	$(15)	$156	$209
$430	$378	$375	$437	$542	$378	$336	$483
$391	$368	$371	$386	$399	$322	$318	$282
$91	$113	$70	$103	$102	$102	$101	$100

$3,327	$3,311	$3,237	$3,177	$3,882	$4,281	$3,812	$3,541
$3,505	$3,102	$3,303	$2,892	$3,267	$3,676	$4,022	$3,829
$(178)	$209	$(66)	$285	$615	$605	$(210)	$(288)
$2,338	$2,052	$2,134	$2,178	$2,418	$2,375	$1,798	$1,779
$6,631	$6,967	$6,902	$6,826	$7,935	$8,270	$8,015	$7,800
$1,092	$1,295	$795	$714	$1,087	$1,074	$955	$983
$739	$1,458	$1,684	$1,867	$2,001	$1,771	$1,926	$1,877

$3.86	$0.51	$5.24	$4.61	$4.09	$(0.62)	$1.90	$2.64
$3.78	$0.50	$5.20	$4.56	$4.06	$(0.62)	$1.88	$2.60
$(5.68)	$0.31	$5.20	$4.56	$4.25	$(0.20)	$2.08	$2.78
$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.36	$1.36
$10.67	$21.44	$23.84	$24.55	$26.16	$23.71	$25.93	$25.40
$52.22	$73.33	$47.69	$65.06	$55.38	$55.00	$46.63	$53.25

6.3%	3.0%	7.8%	8.3%	6.7%	0.1%	3.3%	4.5%
4.5%	0.9%	5.6%	4.9%	5.5%	(2.0)%	1.2%	2.6%
2.4%	0.3%	3.6%	3.3%	3.0%	(0.5)%	1.7%	2.4%
(26.5)%	1.3%	20.7%	17.9%	17.2%	(0.8)%	8.2%	11.6%
(5.8)%	0.3%	5.4%	4.7%	4.0%	(0.2)%	2.0%	2.9%
0.9	x	1.1	x	1.0	x	1.1	x	1.2	x	1.2	x	0.9	x	0.9	x
65.1%	48.0%	49.4%	37.7%	43.5%	46.1%	44.2%	45.2%
(9.2)	x	236.5	x	9.2	x	14.3	x	13.0	x	—	22.4	x	19.2	x
(0.4)	x	1.4	x	4.1	x	4.3	x	3.1	x	0.9	x	2.5	x	3.4	x

69,267	68,036	70,637	76,044	76,507	74,697	77,178	76,812
68,226	67,215	66,265	74,463	76,089	75,262	74,415	74,081
8,556	8,840	11,780	12,531	13,584	10,171	11,033	11,686
68,272	61,923	62,527	62,706	59,885	62,419	49,254	46,546
1.4%	12.2%	0.3%	7.9%	(1.2)%	6.8%	6.3%	20.8%

(5)
Earnings from continuing operations before income taxes and other items, as a percent of sales.

(6)
Earnings from continuing operations, as a percent of sales.

(7)
Net earnings (loss), divided by average stockholders' equity. Average stockholders' equity is computed on a 13 month average beginning in 2001.

(8)
Net earnings (loss), divided by average total assets.

(9)
Debt divided by debt, stockholders' equity and minority interests.

(10)
Ratio of earnings before interest and income tax expense to interest expense.

(11)
Stock appreciation plus reinvested dividends.

Report by Management on the Consolidated Financial Statements

 The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, results of operations and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company's accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company's books and records, and the Company's assets are maintained and accounted for, in accordance with management's authorizations. The Company's accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company's accounting functions and internal controls and monitors (1) the objectivity of the Company's financial statements, (2) the Company's compliance with legal and regulatory requirements, (3) the independent registered public accounting firm's qualifications and independence, and (4) the performance of the Company's internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," to monitor the adequacy of financial disclosure. The Committee also has the responsibility to retain and terminate the Company's independent registered public accounting firm and exercise the committee's sole authority to review and approve all audit engagement fees and terms and preapprove the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN Roy W. Templin Executive Vice President and Chief Financial Officer February 28, 2006

Management's Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting. Whirlpool's internal control system is designed to provide reasonable assurance to the Company's management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2005.

Whirlpool Corporation's independent registered public accounting firm has issued an audit report on our assessment of the Company's internal control over financial reporting. This report appears on page F-61.

/s/ JEFF M. FETTIG Jeff M. Fettig Chairman of the Board and Chief Executive Officer February 28, 2006	/s/ ROY W. TEMPLIN Roy W. Templin Executive Vice President and Chief Financial Officer February 28, 2006

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Whirlpool Corporation
Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statement taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Whirlpool Corporation's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Chicago, Illinois February 28, 2006

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
Whirlpool Corporation
Benton Harbor, Michigan

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Whirlpool Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 28, 2006 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Chicago, Illinois February 28, 2006

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2005, 2004, and 2003

(millions of dollars)

COL. A	COL. B	COL. C		COL. D	COL. E
		ADDITIONS
Description	Balance at Beginning of Period	(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other	Deductions— Describe	Balance at End of Period
Year Ended December 31, 2005:
Allowances for doubtful accounts—trade receivables	$107	$7	$—	$38—A	$76

Year Ended December 31, 2004:
Allowances for doubtful accounts—trade receivables	$113	$17	$—	$23—A	$107

Year Ended December 31, 2003:
Allowances for doubtful accounts—trade receivables	$94	$34	$—	$15—A	$113

Note A—The amounts represent accounts charged off, less recoveries of $1 million in 2005, $0 million in 2004, and $1 million in 2003, translation adjustments and transfers.

It is important that your stock be represented so that the presence of a quorum at the annual meeting may be assured. Accordingly, whether or not you expect to attend in person, please sign and date the enclosed proxy and mail it PROMPTLY in the enclosed envelope. Your postage is prepaid if mailed in the United States.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
C 1234567890 J N T
☐ Mark this box with an X if you have made changes to your name or address details above
Annual Meeting Proxy Card 123456 C0123456789 12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A
Election of Directors
1.
The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold
01 - Gary T. DiCamillo	☐	☐
02 - Kathleen J. Hempel	☐	☐
03 - Arnold G. Langbo	☐	☐
04 - David L. Swift	☐	☐
05 - Michael A. Todman	☐	☐
☐ Mark this box with a X if you have made comments below.

B
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appear(s) on this proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy) / /

Proxy - Whirlpool Corporation

Administrative Center
2000 N. M-63
Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned at the annual meeting of stockholders to be held on April 18, 2006 and any adjournment or postponement thereof, and to vote the stock of Whirlpool Corporation which the undersigned would be entitled to vote if personally present at the annual meeting and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, with respect to the election of directors, and such other business as may properly come before this meeting.

This proxy, when properly executed and returned, will be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If this proxy is properly executed and returned but no instructions are given, this proxy will be voted for the election of all of the director nominees listed below. Whether or not instructions are given, this proxy, when properly executed, will be voted in the proxies' discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, sign, and date this proxy as indicated on the reverse side and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

Election of Directors, Nominees:
01) Gary T. DiCamillo, 02) Kathleen J. Hempel, 03) Arnold G. Langbo 04) David L. Swift, and 05) Michael A. Todman

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMTPLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 a.m., Eastern Time, on April 17, 2006.

THANK YOU FOR VOTING